UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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Filed by a Party other than the Registrant	☐

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☒	Definitive Proxy Statement
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FRANCESCA’S HOLDINGS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Francesca’s Holdings Corporation
8760 Clay Road
Houston, Texas 77080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 8, 2016
10:00 a.m., Central Time

To the Stockholders of Francesca’s Holding Corporation:

Notice is hereby given that the 2016 annual meeting of stockholders (the “Annual Meeting”) of Francesca’s Holding Corporation (the “Company”) will be held at 8760 Clay Road, Houston, Texas 77080 on Wednesday, June 8, 2016 at 10:00 a.m., Central Time, for the following purposes:

(1)	To elect to the Board of Directors of the Company the two (2) nominees named in the attached Proxy Statement to serve until the Company’s 2019 annual meeting of stockholders and until their successors are duly elected and qualified;
(2)	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 28, 2017; and
(3)	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the accompanying proxy statement. The Board of Directors has fixed the close of business on April 11, 2016 as the record date for the Annual Meeting. All holders of record at the close of business on that date are entitled to notice of, and be present and to vote at, the Annual Meeting and any postponements or adjournments thereof.

You are cordially invited to attend the Annual Meeting in person. Your vote is important to us. Whether or not you expect to attend the Annual Meeting, please date, sign and mail the enclosed proxy card or voting instruction form or submit your proxy using the internet or telephone as soon as possible. Please review the instructions you received regarding each of these voting options. If you attend the Annual Meeting and vote in person, your proxy will not be used.

By Order of the Board of Directors,

Kal Malik Secretary
Houston, Texas April 25, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 8, 2016.
The Proxy Statement and the 2015 Annual Report to Stockholders are available at
http://materials.proxyvote.com/351793

i

FRANCESCA’S HOLDINGS CORPORATION
8760 Clay Road
Houston, Texas 77080

PROXY STATEMENT
FOR 2016 ANNUAL MEETING OF STOCKHOLDERS

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

We encourage you to vote by internet or telephone, or complete, sign and return your proxy card or voting instruction form prior to the Annual Meeting even if you plan to attend. After you vote, you may confirm that your shares were voted in accordance with your instructions. Immediately following the below “Company Overview” is a question and answer section that provides information about how to vote your shares and how to confirm your vote.

This Proxy Statement and our 2015 Annual Report to Stockholders (the “2015 Annual Report”) are first being mailed to the Company’s stockholders and will be made available on the internet at http://investors.francescas.com or at http://materials.proxyvote.com/351793 on or about April 25, 2016.

COMPANY OVERVIEW

Francesca’s Holdings Corporation (the “Company,” “francesca’s®,” “we,” or “us”) is a holding company and all of our business operations are conducted through our subsidiaries.

francesca’s® is a growing specialty retailer which operates a nationwide-chain of boutiques providing customers a unique, fun and differentiated shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. As of April 20, 2016, francesca’s® operates 633 boutiques in 48 states and the District of Columbia and also serves its customers through www.francescas.com, its direct-to-consumer website.

GENERAL INFORMATION ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why did I receive a Notice of Internet Availability of Proxy Materials?
A:	The Company has again elected to furnish to most of its stockholders this Proxy Statement, Notice of Annual Meeting of Stockholders and our 2015 Annual Report (collectively “proxy materials”) through the internet. You will receive a “Notice of Internet Availability of Proxy Materials” (the “Notice”) by mail or e-mail, and you will not receive printed copy of the proxy materials, unless you specifically request one or have previously requested one. The Notice contains instructions on how stockholders can access and review the proxy materials via the internet and how to vote their shares. The Notice also contains instructions on how to receive, free of charge, paper copies of the proxy materials for our Annual Meeting or for all future meetings. Stockholders who did not receive a Notice will receive printed copies of the proxy materials and a proxy card by mail.

The proxy materials are first being made available to our stockholders on or about April 25, 2016.

We believe the delivery options that we have chosen will allow us to provide our stockholders with the proxy materials they need, while minimizing the cost of the delivery of the materials and the environmental impact of printing and mailing printed copies.

Q:	What items will be voted on at the Annual Meeting?
A:	The items of business scheduled to be voted on at the Annual Meeting are:
•	The election to the Board of Directors of the two (2) nominees named in this Proxy Statement to serve as Class II Directors until the 2019 annual meeting of stockholders and until their successors are duly elected and qualified (Proposal No. 1); and
•	The ratification of the appointment of Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the fiscal year ending January 28, 2017 (Proposal No. 2).

Although the Board of Directors knows of no matters that will be presented for consideration at the Annual Meeting other than as described in this Proxy Statement, we will also consider any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof. See “— How will voting on any other business be conducted?” below. Pursuant to our Amended and Restated Bylaws (“Bylaws”), the chairman of the Annual Meeting will have the power and duty to determine whether any business proposed to be transacted at the Annual Meeting has been properly brought before the meeting. If the chairman of the Annual Meeting determines that any proposed business is not properly brought before the Annual Meeting, he or she will so declare and such business shall be disregarded and not transacted.

Q:	How does the Board of Directors recommend I vote on these items?
A:	The Board of Directors recommends that you vote your shares:
•	FOR the election to the Board of Directors of each of the following nominees: Mr. Richard Emmett and Mr. Richard Kunes (Proposal No. 1); and
•	FOR the ratification of the appointment of EY as the Company’s independent registered public accounting firm for the fiscal year ending January 28, 2017 (Proposal No. 2).
Q:	Who is entitled to vote at the Annual Meeting?
A:	Stockholders of record of our common stock as of the close of business on April 11, 2016, the record date, are entitled to vote at the Annual Meeting. If you held shares of our common stock at that time in “street name” through a bank, broker, or other nominee, you must obtain a legal proxy, executed in your favor, from your bank, broker or other nominee. A legal proxy is a bank’s, broker’s or nominee’s authorization for you to vote the shares it holds in its name on your behalf. To obtain a legal proxy, please contact your bank, broker or other nominee.

Q:	What is the difference between a stockholder of record and a stockholder who holds stock in street name?
A:	Stockholders of Record. If your shares are registered in your name with our transfer agent, Computershare, Inc., you are a stockholder of record with respect to those shares and the Notice or printed copies of the proxy materials were sent directly to you by Broadridge Financial Solutions.

Street Name Holders.  If you hold your shares through a bank, broker or other nominee, then you are the beneficial owner of those shares, which are held in “street name” rather than directly in your own name. If you hold shares in street name, the Notice or printed copies of the proxy materials were forwarded to you by your bank, broker or other nominee, who is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares held in your account. If you requested printed copies of the proxy materials by mail, you will receive a voting instruction form from your bank, broker or other nominee.

Q:	How many shares are eligible to vote at the Annual Meeting?
A:	As of the close of business on the record date, April 11, 2016, there were 40,023,874 shares of the Company’s common stock outstanding and eligible to vote at the Annual Meeting. There is no other class of voting securities outstanding. Each share of common stock entitles its holder to one vote at the Annual Meeting.
Q:	Who can attend the Annual Meeting?
A:	Subject to space availability, all holders of our common stock as of April 11, 2016, or their duly appointed proxies, may attend the meeting. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:30 a.m. If you attend, please note that you may be asked to present valid photo identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. Please also note that if you hold your shares in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the Annual Meeting.
Q:	How do I vote my shares?
A:	You may direct how your shares are voted in one of the following ways:

You may vote via the Internet.  You can vote by proxy over the internet by following the instructions provided in the Notice, on the separate proxy card if you received a printed set of the proxy materials or on the voting instruction form if you hold your shares in street name.

You may vote via the telephone.  You can submit your vote by proxy over the telephone by following the instructions provided in the Notice, on the separate proxy card if you received a printed set of the proxy materials or on the voting instruction form if you hold your shares in street name.

You may vote by mail.  If you received a printed set of the proxy materials, you can submit your proxy or voting instructions by completing and signing the separate proxy card or voting instruction form you received and mailing it in the accompanying prepaid and addressed envelope. If you would like to receive a printed copy of the proxy materials, you can request one by following the instructions in your Notice.

You may vote in person at the meeting.  All stockholders of record may vote in person at the Annual Meeting. Written ballots will be passed out to anyone who wants to vote at the meeting. If you are a street name holder, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from your bank, broker or other nominee. A legal proxy is a bank’s, broker’s or nominee’s authorization for you to vote the shares it holds in its name on your behalf. To obtain a legal proxy, please contact your bank, broker or other nominee for further information.

Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance to authorize the voting of your shares at the Annual Meeting to ensure that your vote will be counted if you later are unable to attend.

Q:	When is the deadline for submitting my proxy?
A:	If you are a stockholder of record, your proxy must be received by telephone or the internet by 11:59 p.m. Eastern Time on June 7, 2016 in order for your shares to be voted at the Annual Meeting. If you received printed copies of the proxy materials by mail, you may mark, sign, date and return the proxy card you received and return it in the accompanying prepaid and addressed envelope so that it is received by the Company before the Annual Meeting in order for your shares to be voted at the Annual Meeting. If you hold your shares in street name, please provide your voting instructions by the deadline specified by the bank, broker or other nominee who holds your shares.
Q:	Once I have submitted my proxy, is it possible for me to change or revoke my proxy?
A:	Yes. You have the power to change or revoke your proxy at any time before the Annual Meeting. If you are a stockholder of record, you may do so in the following ways:
•	Voting electronically via the internet or by telephone on a subsequent date prior to 11:59 p.m. Eastern Time on June 7, 2016; or
•	Delivering to our Corporate Secretary, before the Annual Meeting, a written notice of revocation or a subsequently dated proxy card; or
•	Attending the Annual Meeting and voting in person.

For shares held in street name, you may revoke any previous voting instructions by submitting new voting instructions to the bank, broker or nominee holding your shares by the deadline for voting specified in the voting instructions provided by your bank, broker or nominee. Alternatively, if you have obtained a legal proxy from the bank, broker or nominee giving you the right to vote the shares at the Annual Meeting, you may change your vote by attending the Annual Meeting and voting in person.

Attendance at the Annual Meeting will not by itself constitute a revocation of a proxy.

Q:	What constitutes a quorum?
A:	The representation, in person or by proxy, of holders of a majority in voting power of the total shares of our common stock entitled to vote at the Annual Meeting constitutes a quorum at the meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum exists for the Annual Meeting. See “— What is required to approve each proposal at the Annual Meeting?”
Q:	What is required to approve each proposal at the Annual Meeting?
A:	Election of Directors (Proposal No. 1). The Bylaws provide for a plurality voting standard for the election of directors. Under this voting standard, once a quorum has been established, the two nominees receiving the highest number of affirmative votes of the shares entitled to be voted for directors will be elected as Class II directors to serve until the 2019 annual meeting of stockholders and until their successors are duly elected and qualified. Votes withheld shall have no legal effect. Stockholders are not permitted to cumulate their shares for the purpose of electing directors. See “— What happens if a director receives a greater number of WITHHOLD votes than FOR votes at the Annual Meeting?” below.

Ratification of Appointment of Independent Registered Public Accounting Firm (Proposal No. 2).  Once a quorum has been established, pursuant to the Bylaws, approval of Proposal No. 2 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and voting on such item. Notwithstanding this vote standard required by the Bylaws, Proposal No. 2 is advisory only and is not binding on the Company.

Q:	What happens if I withhold or abstain?
A:	In Proposal No. 1, you may vote FOR ALL of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one of the nominees. For Proposal No. 2, you may vote FOR, AGAINST or ABSTAIN.

With respect to Proposal No. 1, votes withheld will not be counted as a vote cast on the election of any of the director nominees and therefore will not be counted in determining the outcome of any of the directors’ election. See “— What happens if a director receives a greater number of WITHHOLD votes than FOR votes at the Annual Meeting?” below. With respect to Proposal No. 2, abstentions have the same effect as votes AGAINST the matter.

Q:	What happens if a director receives a greater number of WITHHOLD votes than FOR votes at the Annual Meeting?
A:	On March 15, 2016, the Board of Directors adopted the Plurality Plus Voting Policy (the “Voting Policy”). Pursuant to the Voting Policy, in an uncontested election of directors (as defined in the Voting Policy), if a nominee for director receives a greater number of WITHHOLD votes than FOR votes, the director must tender his or her resignation to the Board of Directors promptly following the certification of the election results. The Nominating and Corporate Governance Committee will consider any resignation tendered under the Voting Policy and recommend to the Board of Directors whether to accept or reject such resignation. The Board of Directors will then act on such resignation, taking into account the recommendation of the Nominating and Corporate Governance Committee, within 90 days following the certification of the election results. The Nominating and Corporate Governance Committee in making its recommendation, and the Board of Directors in making its decision, may consider any information each deems appropriate. The Board of Directors will disclose, as required by law, its decision to accept or reject such resignation and, if rejected, the reasons for doing so.
Q:	How will my shares be voted if I do not give specific voting instructions?
A:	If you are a stockholder of record and you submit your proxy on the internet, by telephone or by mailing a proxy card and do not indicate how you want to vote your shares on one or more of the proposals, then the proxy holders, Michael Barnes and Kal Malik, will vote your shares as recommended by the Board of Directors on those items. See “— How does the Board of Directors recommend I vote on these items?” above.

If you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares, in its discretion, on routine matters. However, a broker cannot vote shares held in street name on non-routine matters unless the broker receives voting instructions from the beneficial holder. Proposal No. 2 is considered routine under applicable rules, while Proposal No. 1 is considered non-routine. Accordingly, if you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on Proposal No. 2, but will not be permitted to vote your shares on Proposal No. 1. If your broker exercises this discretion with respect to Proposal No. 2, your shares will be counted as present for the purpose of determining the presence of a quorum at the Annual Meeting and will be voted on Proposal No. 2 in the manner directed by your broker, but your shares will constitute a “broker non-vote” for purposes of Proposal No. 1 at the Annual Meeting. Broker non-votes will not be counted as a vote cast with respect to Proposal No. 1 and therefore will not be counted in determining the outcome of such proposal.

Q:	How will voting on any other business be conducted?
A:	Although the Board of Directors does not know of any business to be considered at the Annual Meeting other than the items described in this Proxy Statement, if any other business properly comes before the Annual Meeting or any postponement or adjournment thereof and is voted upon, a stockholder’s properly submitted proxy gives authority to the proxy holders to vote on those matters in their discretion, and it is their intention to vote such proxies in accordance with the recommendation of the Board of Directors.

Q:	Who will bear the costs of the solicitation of proxies?
A:	The cost of preparing the proxy materials, including this Proxy Statement and the Notice, the cost of making such materials available on the internet and the cost of soliciting proxies will be paid by the Company. In addition to solicitation by mail, certain officers, regular employees and directors of the Company, without receiving any additional compensation, may solicit proxies personally or by telephone. The Company will request brokerage houses, banks and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares of our common stock and will reimburse them for their expenses in doing so.
Q:	Where can I find the voting results of the Annual Meeting?
A:	We intend to announce preliminary voting results at the Annual Meeting and disclose final voting results in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (the “SEC”) within four business days following the Annual Meeting.
Q:	I share an address with another stockholder, and we received only one paper copy of the Proxy Statement, how can I obtain an additional copy of the Proxy Statement?
A:	We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, stockholders of record who have the same address and last name and did not receive a Notice or otherwise receive their proxy materials electronically will receive only one copy of this Proxy Statement and the 2015 Annual Report, unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are a stockholder of record and eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of this Proxy Statement and the 2015 Annual Report, or if you hold our stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Broadridge Financial Services, Inc., either by calling toll free at (800) 542-1061 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you participate in householding and wish to receive a separate copy of this Proxy Statement and the 2015 Annual Report, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact Broadridge as indicated above.

If your shares are held in street name through a broker, bank or other nominee, please contact your broker, bank or other nominee directly if you have questions, require additional copies of this Proxy Statement or the 2015 Annual Report or wish to receive a single copy of such materials in the future for all beneficial owners of shares of the Company’s common stock sharing an address.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of April 11, 2016 (unless another date is indicated) for the following: (i) each of the Company’s directors and each executive officer of the Company identified as a “named executive officer” in this Proxy Statement, (ii) all persons who are directors and executive officers of the Company as a group and (iii) any person who is known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock. Except as set forth in the footnotes below, this table is based on information supplied to us by our executive officers, directors and principal stockholders or included in a Schedule 13G filed with the SEC.

To our knowledge, except as set forth in the footnotes below, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by that stockholder. Unless otherwise indicated, the address for each person named in the table below is c/o Francesca’s Holdings Corporation, 8760 Clay Road, Houston, Texas 77080.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percent of Shares(1)
Directors and Named Executive Officers:
Michael Barnes	26,000	*
Kal Malik(2)	196,242	*
Laurie Hummel	—	—
Cynthia Thomassee(3)	45,000	*
Sei Jin Alt(4)	64,000	*
Mark Vendetti(5)	8,000	*
Patricia Bender(6)	24,939	*
Richard Emmett(7)	59,315	*
Richard Kunes(8)	12,449	*
Laurie Ann Goldman(9)	11,369	*
Joseph O’Leary(10)	11,369	*
Martyn Redgrave	21,000	*
Marie Toulantis(11)	20,315	*
All persons who are directors and executive officers of the Company as a group (11 persons)(12)	454,998	*
5% Stockholders:
T. Rowe Price Associates, Inc.(13) 100 E. Pratt Street Baltimore, MD 21202	7,509,685	18.0%
BlackRock, Inc.(14) 55 East 52nd Street New York, New York 10055	3,997,759	9.6%
The Vanguard Group, Inc.(15) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	3,263,033	7.8%
Daruma Capital Management LLC(16) 1120 Avenue of the Americas, 21st Floor New York, New York 10036	3,116,997	7.5%
National Rural Electric Cooperative Association(17) 4301 Wilson Boulevard Arlington, VA 22203	2,295,063	5.5%

*	Less than 1.0%

(1)	We have determined beneficial ownership in the table in accordance with SEC rules and regulations. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have deemed shares of our common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days of April 11, 2016 to be outstanding, but we have not deemed these shares to be outstanding for computing the percentage ownership of any other person. Our calculation of the percentage of beneficial ownership is based on 40,023,874 shares of our common stock outstanding as of April 11, 2016.
(2)	Includes 85,550 shares of our common stock issuable pursuant to the exercise of stock options within 60 days of April 11, 2016.
(3)	Includes 25,500 shares of our common stock issuable pursuant to the exercise of stock options within 60 days of April 11, 2016.
(4)	Ms. Alt served as the Company’s Executive Vice President, Chief Merchandising Officer until November 20, 2015. Beneficial ownership information is based on information contained in the last Form 4 filed by Ms. Alt with the SEC prior to November 20, 2015, adjusted to give effect to subsequent transactions through April 11, 2016 of which we are aware in connection with employment-related equity awards.
(5)	Mr. Vendetti served as the Company’s Senior Vice President, Chief Financial Officer until December 4, 2015. Beneficial ownership information is based on information contained in the last Form 4 filed by Mr. Vendetti with the SEC prior to December 4, 2015.
(6)	Includes 21,033 shares of our common stock issuable pursuant to the exercise of stock options within 60 days of April 11, 2016.
(7)	Includes 49,315 shares of our common stock issuable pursuant to the exercise of stock options within 60 days of April 11, 2016.
(8)	Includes 12,449 shares of our common stock issuable pursuant to the exercise of stock options within 60 days of April 11, 2016.
(9)	Includes 11,369 shares of our common stock issuable pursuant to the exercise of stock options within 60 days of April 11, 2016.
(10)	Includes 11,369 shares of our common stock issuable pursuant to the exercise of stock options within 60 days of April 11, 2016.
(11)	Includes 15,315 shares of our common stock issuable pursuant to the exercise of stock options within 60 days of April 11, 2016.
(12)	Includes 206,400 shares of our common stock issuable pursuant to the exercise of stock options within 60 days of April 11, 2016. This total does not include shares of our common stock held by Ms. Thomassee, who is no longer an executive officer of the Company as a result of the appointment of Ms. Dilts as our Executive Vice President and Chief Financial Officer effective April 18, 2016.
(13)	Beneficial ownership information is based on information contained in the Schedule 13G/A filed with the SEC on February 11, 2016 by T. Rowe Price Associates, Inc., and T. Rowe Price New Horizons Fund, Inc., and is as of December 31, 2015. The Schedule 13G/A states that T. Rowe Price Associates, Inc., has sole voting power over 1,297,515 shares and sole dispositive power over all of its 7,509,685 shares and T. Rowe Price New Horizons Fund, Inc., has sole voting power over 3,447,900 shares.
(14)	Beneficial ownership information is based on information contained in the Schedule 13G/A filed with the SEC on January 26, 2016 by BlackRock, Inc., and is as of December 31, 2015. The Schedule 13G/A states that BlackRock, Inc., has sole voting power over 3,902,224 shares and sole dispositive power over 3,997,759 shares.
(15)	Beneficial ownership information is based on information contained in the Schedule 13G/A filed with the SEC on February 10, 2016 by The Vanguard Group, Inc., and is as of December 31, 2015. The Schedule 13G/A states that The Vanguard Group, Inc., has sole voting power over 94,235 shares, sole dispositive power over 3,171,998 shares and shared dispositive power over 91,035 shares.

(16)	Beneficial ownership information is based on information contained in the Schedule 13G/A filed with the SEC on February 12, 2016 by Daruma Capital Management, LLC and Mariko O. Gordon and is as of December 31, 2015. The Schedule 13G/A states that Daruma Capital Management, LLC has shared voting power over 1,700,186 shares and shared dispositive power over 3,116,997 of its shares and Mariko O. Gordon has shared voting power over 1,700,186 shares and shared dispositive power over 3,116,997 of its shares.
(17)	Beneficial ownership information is based on information contained in the Schedule 13G filed with the SEC on February 16, 2016 by National Rural Electric Cooperative Association and is as of December 31, 2015. The Schedule 13G states that National Rural Electric Cooperative Association has sole voting power over 2,295,063 shares and sole dispositive power over 2,295,063 shares.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Directors of the Company

Set forth below is a brief biographical description of each of our directors who we expect to continue to serve on our Board of Directors following the Annual Meeting, of which Mr. Emmett and Mr. Kunes have been nominated for re-election to the Board of Directors as Class II directors at the Annual Meeting. The key experience, qualifications and skills that are important for persons who serve on the Company’s Board of Directors in light of its business and structure include: independence (with respect to independent directors); adherence to ethical standards; the ability to exercise sound business judgment; substantial business or professional experience and the ability to offer our management meaningful advice and guidance based on that experience; ability to devote sufficient time and effort to his or her duties as a director; and any other criteria established by our Board of Directors together with any core competencies or technical expertise necessary for our committees. We believe that each director possesses these qualities and has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to us and to our Board of Directors. The specific experiences, qualifications and skills that led to the conclusion that each of our directors is qualified to serve on the Board of Directors is also included in the biographical description for each director provided below.

Michael Barnes.  Mr. Barnes, 55, has served as the Chairman of our Board of Directors and as our President and Chief Executive Officer since December 2014. Prior to joining the Company, Mr. Barnes served as Chief Executive Officer of Signet Jewelers, Ltd., (“Signet”) from February 2011 to October 2014. Mr. Barnes previously spent 25 years at Fossil Group, Inc., where he served in a number of leadership roles, including serving as President, Chief Operating Officer and a member of the board of directors from January 2007 to November 2010. Mr. Barnes served on the board of directors of Darden Restaurants Inc. from June 2012 to August 2014. With substantial leadership experience in the retail industry, Mr. Barnes is well suited to effectively lead our Board of Directors as well as oversee the Company’s business.

Richard Kunes.  Mr. Kunes, 63, has served as a member of our Board of Directors since February 2013, as Chairman of our Audit Committee since July 2013 and as our Lead Director since July 2015. Mr. Kunes served as Executive Vice President & Senior Advisor to the Chief Executive Officer at The Estée Lauder Companies, Inc., (“Estée Lauder”) from August 2012 to June 2013. Prior to such time, Mr. Kunes served for twelve years as Executive Vice President and Chief Financial Officer at Estée Lauder, as well as holding several other financial management positions with Estée Lauder, including Corporate Controller. He is currently a member of the board of directors and head of the audit and finance committee of Tory Burch LLC. Mr. Kunes brings extensive financial, strategic and operational leadership experience to the Board of Directors.

Patricia Bender.  Ms. Bender, 62, has served as a member of our Board of Directors since October 2011. Ms. Bender served as Executive Vice President and Director of Leasing at Weingarten Realty Investors (“Weingarten”) from 2005 to April 2015. During her 33-year tenure at Weingarten, Ms. Bender directed the development and operations of approximately 300 shopping centers and spearheaded various initiatives, including corporate rebranding and sales-focused marketing and training. Ms. Bender currently serves on the Board of Texas Gulf States Leukemia and Lymphoma Society. Also, Ms. Bender is an adjunct professor in the Jones School at Rice University and is a National Association of Corporate Directors (“NACD”) fellow. Ms. Bender brings commercial real estate expertise and a perspective on successful growth of specialty retail concepts to the Board of Directors.

Richard Emmett.  Mr. Emmett, 60, has served as a member of our Board of Directors since November 2009 and as Chairman of the Compensation Committee since June 2014. Mr. Emmett was named Chief Legal and Human Resources Officer of Dunkin’ Brands Group, Inc. (“Dunkin”’) in January 2014. Prior to such appointment, he served as the Senior Vice President and General Counsel for Dunkin’ since 2009. Prior to joining Dunkin’, Mr. Emmett served as Executive Vice President, Chief Legal Officer and Secretary of QCE Holding LLC (“Quiznos”) from May 2007 to April 2009. Mr. Emmett also served as a member of the Quiznos leadership team and worked on a wide array of issues ranging from the development of the overall business strategy to managing U.S. and international franchise relations. Prior to Quiznos, Mr. Emmett served as Senior Vice President and General Counsel of Papa John’s International. Mr. Emmett is currently a member of the board of directors of the International Franchise Association. He has over twenty years of experience serving as in-house legal counsel for various large publicly-traded corporations allowing him to provide valuable insights and advice to the Board of Directors on a variety of legal and business matters, particularly in the areas of transactions, corporate governance and human resources.

Laurie Ann Goldman.  Ms. Goldman, 53, has served as a member of our Board of Directors since April 2013. Ms. Goldman served as Chief Executive Officer of Spanx, Inc., from February 2002 to February 2014. Ms. Goldman currently serves on the board of directors of ServiceMaster Global Holdings, Inc. and on the advisory board of SunTrust Banks, Inc. Ms. Goldman brings significant brand management and multi-channel experience to the Board of Directors.

Joseph O’Leary.  Mr. O’Leary, 57, has served as a member of our Board of Directors since April 2013. Mr. O’Leary held various positions at PetSmart, Inc., (“PetSmart”), including, President and Chief Operating Officer from May 2013 to April 2014, Executive Vice President, Merchandising, Marketing, Supply Chain and Strategic Planning from January 2011 to May 2013, Senior Vice President, Merchandising and Supply Chain from October 2008 through January 2011, and as Senior Vice President, Supply Chain from 2006 through September 2008. Mr. O’Leary is currently a member of the board of directors of PetSmart. Mr. O’Leary brings extensive supply chain and operational experience to the Board of Directors.

Martyn Redgrave.  Mr. Redgrave, 63, has served as a member of our Board of Directors since July 2015. Mr. Redgrave is currently the Managing Partner and CEO of Agate Creek Partners, LLC, a professional governance and consulting services company which he co-founded in July 2014. From August 2012 until his retirement in August 2014, he served as Senior Advisor to L Brands, Inc. Previously, Mr. Redgrave served as Limited Brands’ Executive Vice President and Chief Administrative Officer from March 2005 to August 2012 and also served as Chief Financial Officer from January 2006 to May 2007. Mr. Redgrave serves on the board of directors of Popeye’s Louisiana Kitchen, Inc., and Deluxe Corporation. Since August 2012, he has served as the non-executive chairman of the board of directors of Deluxe Corporation. Mr. Redgrave brings to the Board broad managerial, financial, and operational experience as well as business leadership expertise gained over a distinguished career with several consumer companies.

Marie Toulantis.  Ms. Toulantis, 62, has served as a member of our Board of Directors since July 2012, and as Chair of our Nominating and Corporate Governance Committee since July 2015. Ms. Toulantis served as Interim Vice President of University Relations of Pace University from November 2011 to August 2012. Prior to joining Pace University in November 2011, Ms. Toulantis was Chief Executive Officer of Barnes & Noble.com from February 2002 to August 2008, and Chief Financial Officer from April 1999 to February 2002. Ms. Toulantis currently serves on the board of trustees of Pace University. Ms. Toulantis brings significant e-commerce, marketing and finance experience and perspective to our Board of Directors.

Executive Officers of the Company

The following sets forth biographical information regarding our executive officers, other than Mr. Barnes, whose biographical information is set forth above.

Kal Malik.  Mr. Malik, 55, has served as our General Counsel and Corporate Secretary since October 2009 and our Chief Administrative Officer since December 2012. Prior to joining the Company, Mr. Malik was an attorney in private practice.

Laurie Hummel.  Ms. Hummel, 47, has served as our Chief Merchandising Officer since November 2015. Prior to joining the Company, Ms. Hummel served as Senior Vice President, Divisional Merchandise Manager at Kohl's from April 2013 to November 2015. During her tenure at Kohl’s, Ms. Hummel oversaw merchandising for jewelry, watches, footwear, accessories and beauty businesses. From May 2007 to April 2013, Ms. Hummel was a Vice President, Divisional Merchandise Manager at Stage Stores where she was responsible for the junior sportswear business.

Kelly Dilts.  Ms. Dilts, 47, has served as our Chief Financial Officer since April 2016. Prior to joining us, she served as Senior Vice President of Finance and Investor Relations at Tailored Brands, Inc., (“Tailored Brands” and formerly Men’s Wearhouse, Inc.) since June 2014 to April 2016. She also held various positions at Tailored Brands', including Senior Vice President, Chief Accounting Officer and Principal Accounting Officer from August 2012 to June 2014 and Vice President of Finance & Accounting from March 2003 to August 2012. She joined Tailored Brands in 1998 as Assistant Controller. Ms. Dilts has significant experience in leading various finance teams and has worked closely with merchandising, store operations, distribution and other operational groups. Prior to joining Tailored Brands, Ms. Dilts worked at Olympia Enterprises and Deloitte & Touche.

There are no family relationships among any of our directors or executive officers.

CORPORATE GOVERNANCE

Board Composition

Our business and affairs are managed under the direction of our Board of Directors. Our Board of Directors currently consists of eight members. Our Bylaws provide that, subject to any rights applicable to any then outstanding preferred stock, our Board of Directors will consist of a number of directors to be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total directors then in office. Our Board of Directors has fixed the number of directors at nine. If the two director nominees are elected to the Board of Directors at the Annual Meeting, our Board will consist of eight directors immediately following the Annual Meeting. Proxies cannot be voted for a greater number of persons than the nominees named.

Our certificate of incorporation and Bylaws provide for a staggered, or classified, Board of Directors consisting of three classes of directors, each serving a staggered three-year term and with one class being elected at each year’s annual meeting of stockholders as follows:

•	the Class I directors are Mr. O’Leary and Mses. Toulantis and Bender and their terms expire at the annual meeting of stockholders to be held in 2018;
•	the Class II directors are Messrs. Emmett and Kunes and their terms expire at the Annual Meeting; and
•	the Class III directors are Messrs. Barnes and Redgrave and Ms. Goldman and their terms expire at the annual meeting of stockholders to be held in 2017.

Upon the expiration of the term of a class of directors, directors for that class will be elected for a three-year term at the annual meeting of stockholders in the year in which the term expires. Each director’s term is subject to the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Subject to any rights applicable to any then outstanding preferred stock, any vacancies on our Board of Directors may be filled only by the affirmative vote of a majority of the directors then in office. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Director Independence

Our Board of Directors has determined that each of Messrs. Emmett, Kunes, O’Leary and Redgrave and Mses. Bender, Goldman and Toulantis is independent under the rules of The NASDAQ Stock Market LLC (“NASDAQ”). In addition, our Board of Directors previously determined that Mr. Richard Zannino and Mr. Greg Brenneman, who both resigned from the Board of Directors effective July 16, 2015, were independent under the applicable rules of NASDAQ prior to their respective resignations. Mr. Barnes is not independent under the rules of NASDAQ as a result of his position as our President and Chief Executive Officer.

Our Board of Directors considered the relationships of each director or any member of his or her immediate family with the Company, in making its affirmative determination that each non-employee director is independent pursuant to the NASDAQ rules and the additional standards established by NASDAQ and the SEC for members of the Audit Committee and the Compensation Committee.

Committees of the Board of Directors

The standing committees of our Board of Directors include: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The composition and responsibilities of each standing committee are described below. Members of these committees will serve until their resignation or until otherwise determined by our Board of Directors. In the future, our Board of Directors may establish other committees, as it deems appropriate, to assist with its responsibilities. Current copies of the charters for each of our standing committees are posted on the Investor Relations section of our website at www.francescas.com.

Our General Counsel regularly attends meetings of the committees of our Board of Directors when they are not in executive session, and to report on matters that are not addressed by other officers. Our Chief Financial Officer regularly attends the meetings of the Audit Committee when they are not in executive session. In addition, our directors are encouraged to communicate directly with members of management regarding matters of interest, including matters related to risk, at times when meetings are not being held.

Audit Committee

The Audit Committee currently consists of Mr. Kunes (Chair), Mr. Emmett, Ms. Goldman, Mr. Redgrave and Ms. Toulantis. The Board of Directors has determined that each member of the Audit Committee is “independent” under the applicable NASDAQ rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board of Directors has determined that each member of the Audit Committee is “financially literate” under the applicable NASDAQ rules and has designated each of Messrs. Kunes and Redgrave and Ms. Toulantis as an “Audit Committee financial expert” as defined by SEC rules.

The Audit Committee is responsible for, among other things:

•	selecting and hiring our independent registered public accounting firm and approving the audit and non-audit services to be performed by our independent registered public accounting firm;
•	evaluating the qualifications, performance and independence of our independent registered public accounting firm;
•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;
•	reviewing and monitoring internal audit activities;
•	reviewing the adequacy and effectiveness of our internal control policies and procedures;
•	preparing the Audit Committee report required by the SEC to be included in our annual proxy statement;
•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and year-end operating results;
•	reviewing and approving related party transactions; and
•	evaluating the Audit Committee’s performance on an annual basis and developing criteria for such evaluation.

Compensation Committee

The Compensation Committee currently consists of Mr. Emmett (Chair), Ms. Bender, Ms. Goldman, Mr. Kunes and Mr. O’Leary. The Board of Directors has determined that each member of the Compensation Committee is “independent” under the applicable NASDAQ rules. In addition, each member of the Compensation Committee is a “non-employee director” as that term is defined under Rule 16b-3 of the Exchange Act and an “outside director” as that term is defined in Treasury Regulation §1.162-27(3). The Compensation Committee is responsible for, among other things:

•	reviewing and approving compensation of our executive officers, including annual base salary, annual incentive bonuses, specific goals, equity compensation, employment agreements, severance and change-in-control arrangements and any other benefits, compensation or arrangements;
•	reviewing and recommending compensation goals, bonus and stock compensation criteria for our employees;
•	reviewing succession planning for our executive officers;
•	determining the compensation of our directors;
•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure required by SEC rules;
•	preparing the compensation committee report required by the SEC to be included in our annual proxy statement;

•	administrating, reviewing and making recommendations with respect to our equity compensation plans; and
•	evaluating the Compensation Committee’s performance on an annual basis and developing criteria for such evaluation.

The Compensation Committee is solely responsible for making the final decisions regarding compensation for our executive officers. However, the Board of Directors may, to the extent permitted by applicable law, delegate the responsibilities of the Compensation Committee to a subcommittee or another committee of the Board’s denomination. Additionally, the Compensation Committee may delegate authority over certain compensation plans to the Company’s management as it deems appropriate from time to time. The Compensation Committee also considers recommendations of our Chief Executive Officer in determining the compensation (including stock-based awards) of executive officers other than the Chief Executive Officer. Otherwise, our officers do not have any role in determining the form or amount of compensation paid to our executive officers. The Compensation Committee determined and approved all of the components of compensation for our Chief Executive Officer. Our Board of Directors reviewed the compensation of our named executive officers as approved by the Compensation Committee.

Pursuant to its charter, the Compensation Committee is authorized to retain compensation consultants and any other type of legal or accounting adviser, as it deems necessary, to assist in the evaluation of compensation to our executive officers. As further described under “Executive Compensation — Compensation Discussion and Analysis” below, the Compensation Committee retained Pearl Meyer & Partners, LLC (“Pearl Meyer”), an independent compensation consultant, to review and provide recommendations for our director and executive compensation program, including recommended base salary, target bonus and equity awards for certain of our executive officers and annual retainer and equity awards for our directors. Pearl Meyer reports only to the Compensation Committee and does not perform services for us, except for executive compensation-related services on behalf of, and as instructed by, the Compensation Committee. All compensation decisions were made solely by our Compensation Committee or Board of Directors. The Compensation Committee has assessed the independence of Pearl Meyer pursuant to NASDAQ and SEC rules and concluded that no conflict of interest exists that would prevent Pearl Meyer from serving as an independent consultant to the Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Ms. Toulantis (Chair), Ms. Bender, Mr. Kunes, Mr. O’Leary, and Mr. Redgrave. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is “independent” under the applicable NASDAQ rules. The Nominating and Corporate Governance Committee is responsible for, among other things:

•	assisting our Board of Directors in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to our Board of Directors;
•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our Board of Directors;
•	overseeing the annual self-evaluation of the Board of Directors;
•	monitoring the functions of the various committees of the Board of Directors and conducting periodic reviews of their contributions;
•	recommending members for each board committee of our Board of Directors; and
•	evaluating the Nominating and Corporate Governance Committee’s performance on an annual basis and developing criteria for such evaluation.

The Nominating and Corporate Governance Committee has the authority to engage any legal, accounting or other advisors it deems necessary or appropriate to carry out its responsibilities.

Meetings and Attendance

During fiscal 2015, there were nine meetings of the Board of Directors, six meetings of the Audit Committee, six meetings of the Compensation Committee and five meetings of the Nominating and Corporate Governance Committee. Except for Messrs. Brenneman and Zannino, each of our directors attended at least 75% of the aggregate meetings of the Board of Directors and the committees of the Board of Directors on which he or she served during his or her tenure in fiscal 2015. In addition, the independent directors meet regularly in executive session without the presence of management. Mr. Kunes, our current Lead Independent Director, chairs these executive sessions of the independent directors.

Our Board of Directors encourages each director to attend the annual meeting of stockholders. Except for Mr. Zannino, all of our then-current directors attended the 2015 annual meeting of stockholders

Compensation Committee Interlocks and Insider Participation

Ms. Bender, Mr. Brenneman, Mr. Emmett, Ms. Goldman, Mr. Kunes, Mr. O’Leary and Mr. Zannino each served on the Compensation Committee during all or part of fiscal 2015. None of these directors is or has been a former or current executive officer or employee of the Company or had any relationships requiring disclosure by the Company under Item 404 of Regulation S-K promulgated by the SEC. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a Director of the Company or a member of the Compensation Committee during fiscal 2015.

Board of Directors Leadership Structure

Our Bylaws do not require separating the roles of Chairman of the Board of Directors and Chief Executive Officer. Historically, we have separated these positions and had a non-employee director serve as Chairman of the Board of Directors. Our Board of Directors periodically reviews the appropriateness and effectiveness of its leadership structure. Accordingly, in December 2014, our Board of Directors decided to combine these roles and appointed Mr. Barnes as the Chairman of the Board of Directors and as our Chief Executive Officer. Our Board of Directors believes that combining these roles helps promote unified leadership and direction for both the Board of Directors and management.

In connection with the appointment of Mr. Barnes as Chairman of the Board of Directors, the Board of Directors also created the position of Lead Independent Director. Mr. Kunes currently serves as our Lead Independent Director.

Our Board of Directors adopted a Lead Independent Director Charter, which provides that the duties and responsibilities of the Lead Independent Director include, but are not limited to, the following:

•	act as a liaison between the non-management directors and the Company’s management;
•	Chair the executive sessions of non-management directors;
•	Chair Board of Directors’ meetings when the Chairman is not present;
•	Consult with the Chairman and approve the schedules, agendas and information provided to the Board of Directors for each meeting; and
•	Consult with the Chairman on such other matters pertinent to the Company and the Board of Directors.

Although we have in the past separated the roles of Chairman of the Board of Directors and Chief Executive Officer, the Board of Directors believes that having Mr. Barnes serve in both these roles, coupled with strong independent director leadership, further enhanced by the Lead Independent Director, is the most appropriate and effective board leadership structure for us at this time.

Board of Directors’ Role in Risk Oversight

Risk is inherent with every business and we face a number of risks as outlined in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended January 30, 2016 and filed with the SEC on March 25, 2016. Our Board of Directors is responsible for overseeing our risk assessment and management functions, including reviewing our major exposures and the steps management has taken to monitor and control those exposures. Our Board of Directors has delegated this oversight responsibility to our Audit Committee through its charter. Our Board of Directors has determined that this oversight responsibility can be most efficiently performed by our Audit Committee as part of its overall responsibility for providing independent, objective oversight with respect to our accounting and financial reporting functions, internal and external audit functions and systems of internal controls over financial reporting and legal, ethical and regulatory compliance. Our Audit Committee regularly reports to our Board of Directors with respect to its oversight of these important areas.

Our Board of Directors believes that the processes it has established to administer the Board of Director’s risk oversight function would be effective under a variety of leadership frameworks and therefore do not have a material effect on the Company’s leadership structure described above.

Compensation Risk Assessment

We believe that our compensation programs do not encourage unnecessary or excessive risk taking that could have a material adverse effect on the Company. In particular, our Compensation Committee considers, in establishing and reviewing our executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. The executive compensation program reflects a balanced approach using both quantitative and qualitative assessments of performance without putting an undue emphasis on a single performance measure. Base salaries are fixed in amount and thus do not encourage risk taking. While annual incentive bonuses focus on achievement of annual goals, such annual bonuses are based on both Company and individual performance criteria as described under the “Executive Compensation” section below. In addition, our Compensation Committee retains discretion to reduce bonus amounts otherwise payable based on any factors it deems appropriate. Our Compensation Committee believes that the annual bonus opportunity appropriately balances risk and the desire to focus executives on objectives considered to be important to the Company’s success.

A substantial portion of compensation provided to our executive officers is in the form of equity awards that we believe further align executives’ interests with those of our stockholders. Our Compensation Committee believes that these equity awards do not encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to the Company’s stock price, and because grants are subject to long-term vesting schedules and our executives are subject to our Share Ownership Guidelines discussed under the “Executive Compensation” section below, we believe these awards help ensure our executives have significant value tied to long-term stock price performance.

Director Nomination Process

Identifying and Evaluating Director Nominee Candidates

Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board of Directors, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee. Stockholders wishing to recommend director candidates for consideration by the Nominating and Corporate Governance Committee may do so by writing to our Corporate Secretary at 8760 Clay Road, Houston, Texas 77080, who will forward all recommendations to the Nominating and Corporate Governance Committee. Stockholders must submit their recommendations on or before February 7, 2017 for consideration for our next Annual Meeting and provide the following information:

(a)	name of the stockholder, whether an entity or an individual, making the recommendation;
(b)	a written statement disclosing such stockholder’s beneficial ownership of the Company’s shares;
(c)	name of the individual recommended for consideration as a director nominee;
(d)	a written statement from the stockholder making the recommendation stating why such recommended candidate would be able to fulfill the duties of a director;
(e)	a written statement from the stockholder making the recommendation stating how the recommended candidate meets the independence requirements established by NASDAQ or any other exchange upon which the securities of the Company are traded;

(f)	a written statement disclosing the recommended candidate’s beneficial ownership of the Company’s shares;
(g)	a written statement disclosing relationships between the recommended candidate and the Company which may constitute a conflict of interest; and
(h)	any other information as reasonably requested by the Company.

The Nominating and Corporate Governance Committee may consider the following criteria in recommending candidates for election to the Board of Directors:

•	personal and professional integrity, ethics and values;
•	no relationships that, in the opinion of our Board of Directors or Nominating and Corporate Governance Committee, would interfere with, or have the appearance of interfering with, the exercise of his or her independent judgment as a member of our Board of Directors;
•	experience in the Company’s business and the specialty retail industry;
•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;
•	experience as a board member of another publicly held company;
•	academic expertise in an area of the Company’s operations;
•	willingness and ability to contribute positively to the decision-making process of the Company;
•	demonstrated ability to exercise sound business judgment;
•	potential to contribute to the diversity of viewpoints, backgrounds, or experiences of the Board of Directors as a whole;
•	age; and
•	diligence and dedication to the success of the Company.

The Nominating and Corporate Governance Committee will evaluate director candidates recommended by stockholders for election to our Board of Directors in the same manner and using the same criteria as used for any other director candidate. The Nominating and Corporate Governance Committee seeks to recommend candidates that further the objective of having a Board of Directors that encompasses a broad range of talents and expertise and reflects a diversity of background, experience and viewpoints. The Nominating and Corporate Governance Committee does not, however, have a formal policy with regard to the consideration of diversity in identifying candidates for the Board of Directors.

Please note that stockholders who wish to nominate a person for election as a director in connection with an annual meeting of stockholders (as opposed to making a recommendation to the Nominating and Corporate Governance Committee as described above) must deliver written notice to our Corporate Secretary in the manner described in Section 1.12 of our Bylaws.

Code of Ethics and Conduct

Our Code of Ethics and Conduct applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our Code of Ethics and Conduct addresses, among other things, competition and fair dealing, conflicts of interest, financial matters and external reporting, company funds and assets, confidentiality and corporate opportunity requirements and the process for reporting violations of the Code of Ethics and Conduct, employee misconduct, conflicts of interest or other violations. Our Code of Ethics and Conduct is available on the Investor Relations section of our website at www.francescas.com. Any amendments to the code, or any waivers of its requirements with respect to our directors and executive officers, will be disclosed in accordance with applicable law, including by posting such amendment or waiver on our website.

Stockholder Communications with the Board of Directors

Stockholders may send written communications to the Board of Directors or to specified individuals on the Board of Directors, c/o Corporate Secretary at 8760 Clay Road, Houston, Texas 77080. All mail received will be opened and communications that relate to matters that are within the scope of the responsibilities of the Board of Directors, other than solicitations, junk mail and frivolous or inappropriate communications, will be forwarded to the Chairman of the Board of Directors or any specified individual director, as applicable. If the correspondence is addressed to the Board of Directors, the Chairman will distribute it to the other members of the Board of Directors if he determines it is appropriate for the full Board of Directors to review.

DIRECTOR COMPENSATION

Director Compensation

Under our Director Compensation Policy, annual compensation for the members of our Board of Directors who are not employed by us or any of our subsidiaries (referred to in this section as “non-employee directors”) consists of an annual cash retainer, an additional cash retainer for a non-employee director serving as Lead Director or chairperson of a committee of the Board of Directors, and an annual equity award. In the case of a non-employee director who is initially elected or appointed to our Board of Directors on a date other than the date of an annual meeting of our stockholders, such director is eligible to receive a prorated cash retainer and an equity award upon his or her initial election or appointment, with the amount and terms thereof to be determined by our Board of Directors or a committee thereof in its discretion. Our Board of Directors reserves the right to modify the Director Compensation Policy from time to time.

Annual Cash Retainer

Pursuant to the terms of the Director Compensation Policy, each non-employee director receives an annual cash retainer of $50,000. Effective as of the date of the 2015 annual meeting, the Compensation Committee approved the following additional annual retainers for non-employee directors serving as: (a) Lead Director receives an annual retainer of $17,500, (b) Chair of the Audit Committee receives an annual retainer of $15,000 (previously $10,000), (c) Chair of the Compensation Committee receives annual retainer of $10,000, and (d) Chair of the Nominating and Corporate Governance Committee receives an annual retainer of $7,500. Each such retainer is paid at the Company’s annual meeting of stockholders each year. Our non-employee directors do not receive any additional fees based on the number of meetings they attend.

Equity Awards

In connection with each annual meeting of our stockholders, the Board of Directors (or a committee thereof) approves a grant to each non-employee director serving on our Board of Directors immediately following the annual meeting of an option to purchase a number of shares of our common stock under the 2015 Equity Incentive Plan (the “2015 Plan”). The number of shares of our common stock subject to each stock option award is determined by our Board of Directors at the time of grant, provided that each such stock option grant has a grant date fair value of approximately $100,000 (determined using a Black-Scholes or similar valuation method based on the assumptions generally used by the Company in valuing its stock options for financial reporting purposes) and a per-share exercise price that is not less than the closing price of our common stock on the date of grant. In general, each such option vests in substantially equal annual installments on each of the first five anniversaries of the grant date (or, as to any year in which the annual meeting of our stockholders occurs prior to the applicable anniversary of the date of grant, such installment vests on the date of the annual meeting), subject to the director’s continued service on our Board of Directors through the applicable vesting date. Any outstanding and unvested stock options held by a retiring non-employee director fully vests if, at the time of such retirement, the director has served on our Board of Directors for five years and has attained the age of 55.

In June 2015, we granted an option to purchase 11,520 shares of our common stock to each of our non-employee directors who continued in office following our 2015 annual meeting, namely, Messrs. Emmett, Kunes and O’Leary and Mses. Bender, Goldman and Toulantis. The per-share exercise price of each option is $16.08 (which was the closing price of our common stock on June 9, 2015, the date of our annual meeting). Each option is subject to a five-year vesting schedule, with one installment vesting on June 9 of each year or, if earlier, the date of our annual meeting in such year. Upon his appointment to the Board of Directors in July 2015, Mr. Redgrave was granted an option to purchase 12,340 shares of our common stock at a per-share exercise price of $13.18 (which was the closing price of our common stock on the date of grant of the option). Mr. Redgrave’s option is scheduled to vest in five annual installments following the grant date.

In March 2016, the Board of Directors amended our Director Compensation Policy to provide that, beginning with our 2016 annual meeting, the annual grants to our non-employee directors would be made in the form of restricted stock as opposed to options, with the number of shares subject to each award being determined by dividing $100,000 by the closing price of our common stock on the grant date. Each award will vest in full on the first anniversary of the grant date, subject to the director’s continued service on our Board of Directors through the applicable vesting date. Both changes were implemented to better align with evolving market practices.

As described in our Director Compensation Policy, those members of our Board of Directors who are currently employed by us do not receive additional compensation in connection with their service on our Board of Directors. Accordingly, Mr. Barnes, our current Chairman, President and Chief Executive Officer did not receive compensation for his service on our Board of Directors during fiscal year 2015. The compensation paid to him is presented in the “Executive Compensation” disclosures beginning on page 23 of this Proxy Statement. Under our Director Compensation Policy as then in effect, those members of our Board of Directors who were employed by CCMP Capital Advisors, LLC (“CCMP”) also did not receive compensation from us in connection with their service on our Board of Directors. Accordingly, Messrs. Brenneman and Zannino, who were employees of CCMP and each resigned from the Board of Directors effective July 16, 2015, did not receive compensation from us for their service on our Board of Directors during fiscal year 2015.

Director Compensation Table — Fiscal 2015

The following table sets forth information regarding the compensation of each director (other than for Mr. Barnes) for their service on our Board of Directors for fiscal year 2015.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Patricia Bender	50,000	100,006	—	150,006
Greg Brenneman(3)	—	—	—	—
Richard Emmett	60,000	100,006	—	160,006
Laurie Ann Goldman	50,000	100,006	—	150,006
Richard Kunes	82,500	100,006	—	182,506
Joe O’Leary	50,000	100,006	—	150,006
Martyn Redgrave(4)	43,750	87,525	—	131,275
Marie Toulantis	57,500	100,006	—	157,506
Richard Zannino(3)	—	—	—	—

(1)	The amounts reported in this column reflect the fair value on the grant date of the stock option awards granted in fiscal year 2015 computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 Compensation — Stock Compensation. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion contained in Note 7 to the audited consolidated financial statements included as part of our Annual Report on Form 10-K for the fiscal year ended January 30, 2016, filed with the SEC on March 25, 2016.
(2)	The aggregate number of outstanding options to purchase shares of our common stock held by each director as of January 30, 2016 was as follows:

Director	Aggregate Number of Outstanding Stock Options as of January 30, 2016
Patricia Bender	44,673
Greg Brenneman	—
Richard Emmett	69,049
Laurie Ann Goldman	30,384
Richard Kunes	32,184
Joseph O'Leary	30,384
Martyn Redgrave	12,340
Marie Toulantis	39,049
Richard Zannino	—

(3)	Messrs. Brenneman and Zannino each resigned from the Board of Directors, effective July 16, 2015.
(4)	Mr. Redgrave was appointed to the Board of Directors on July 16, 2015.

Indemnification Agreements; Reimbursements

We entered into indemnification agreements with all our directors. See “Certain Relationships and Related Party Transactions — Certain Relationships — Indemnification of Officers and Directors” for more information. All members of our Board of Directors are eligible to receive reimbursement of reasonable and documented costs and expenses incurred by such directors in connection with attending any meetings of our Board of Directors or any committee thereof.

Non-Employee Director Share Ownership Guidelines

The Board of Directors established share ownership guidelines covering our non-employee directors (the “Director Share Ownership Guidelines”). Under the Director Share Ownership Guidelines, each non-employee director is required to hold “qualifying stock” with a value equal to five times the cash-portion of the base annual cash retainer paid to such non-employee director. A non-employee director may not dispose of more than 25% of his or her “qualifying stock” unless the requirement has been met on or before the date of any such disposition and, after giving effect to such disposition, the non-employee director will not fail to continue to meet the guidelines. For these purposes, “qualifying stock” includes (1) shares of our common stock held in a brokerage account for the director’s benefit in trust or through a tax qualified retirement plan, (2) shares of our common stock held by the director’s spouse, (3) restricted shares or restricted stock units with respect to shares of our common stock, and (4) the “in the money” value of vested stock options to purchase our common stock held by the director, determined as of each October 31 and calculated based on the preceding 30-day average per share trading price of our common stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

We operate on a fiscal calendar which, in a given fiscal year, consists of a 52- or 53-week period ending on the Saturday closest to January 31st. Any reference herein to “fiscal year 2015” represents the period from February 1, 2015 to January 30, 2016. This Compensation Discussion and Analysis describes the material compensation arrangements we had for fiscal year 2015 with our “named executive officers,” as determined under the rules of the SEC and identified in the following table.

Name	Title
Michael W. Barnes	Chairman, President and Chief Executive Officer (Principal Executive Officer)
Kal Malik	Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary
Laurie Hummel	Executive Vice President, Chief Merchandising Officer of Francesca’s Services Corporation (Ms. Hummel was appointed to this position effective November 23, 2015.)
Cynthia Thomassee	Interim Chief Financial Officer (Principal Financial Officer), Vice President of Accounting and Controller (Ms. Thomassee was appointed interim Chief Financial Officer effective December 4, 2015.)
Sei Jin Alt	Former Executive Vice President, Chief Merchandising Officer (Ms. Alt resigned from this position effective November 20, 2015.)
Mark Vendetti	Former Senior Vice President, Chief Financial Officer (Principal Financial Officer) (Mr. Vendetti resigned as Senior Vice President, Chief Financial Officer effective December 4, 2015.)

Executive Summary

The Compensation Committee is responsible for determining the compensation of our named executive officers. Our executive compensation program is guided by the principle that the compensation of executive officers should encourage creation of stockholder value and achievement of strategic corporate objectives. In furtherance of this principle, our executive compensation program includes a number of features intended to reflect best practices in the market and help ensure that the program reinforces our stockholders’ interests. These features are described in more detail below in this Compensation Discussion and Analysis and include the following:

•	We provide our named executive officers with annual performance-based cash award opportunities linked to our annual financial performance (75% weighting) and the achievement of individual goals and objectives (25% weighting). These awards are designed to align each executive’s annual goals for his or her respective area of responsibility with the financial goals of the Company.
•	The annual equity awards granted to our named executive officers for fiscal 2015 were entirely performance-based, with the vesting of the award contingent on the achievement of pre-established performance goals, other than a new-hire stock award granted to Ms. Hummel and a stock award granted to Ms. Alt in connection with certain consulting services to be provided by Ms. Alt to the Company after the effective date of her resignation, each described under “— Current Executive Compensation Program Elements — Equity-Based Awards” below.
•	In fiscal year 2015, we achieved performance levels that resulted in a payout of approximately 86% of the target bonus opportunity for Mr. Barnes, and approximately 94% of target bonus opportunities for our other eligible named executive officers, under our annual cash incentive plan and crediting of 125% of the target number of performance shares eligible to vest based on fiscal year 2015 performance. We believe that these results are consistent with our pay-for-performance philosophy in light of our achievements during the fiscal year.

•	The target compensation for fiscal year 2015 (consisting of base salary, target annual bonus and the target value of a performance-based equity award granted in 2015) for Mr. Barnes was approximately 71% “at-risk” variable compensation (meaning that the compensation is performance-based and/or with a value dependent on our stock price).
•	To further promote alignment of management and stockholder interests, all executives at the level of Vice President or higher are subject to the Company’s stock ownership guidelines as described in detail below under “Share Ownership Guidelines.”
•	The Compensation Committee has retained and, in setting the Company’s executive compensation policies, has sought the advice of an independent compensation consultant.

Executive Compensation Philosophy and Objectives

The Compensation Committee conducts an annual review of our executive compensation program to help ensure that: (1) the program is designed to align the interests of our named executive officers with our stockholders’ interests by rewarding performance that is tied to creating stockholder value; and (2) the program provides a total compensation package for each of our named executive officers that we believe is competitive.

We seek to accomplish these objectives by providing a total compensation package which includes three main components: base salary, annual performance-based cash awards and long-term equity-based awards. We believe that in order to attract and retain top executives, we need to provide them with compensation levels that reward their continued service. Some of the elements, such as base salaries, are paid out on a short-term or current basis. Other elements, such as benefits provided upon certain terminations of employment and the equity awards that are subject to multi-year vesting schedules, are paid out on a long-term basis. We believe this mix of short- and long-term elements allows us to achieve our goals of attracting, retaining and motivating our top executives. We also, in certain cases, provide our named executive officers with certain relocation and other benefits in connection with their joining the Company.

In structuring executive compensation packages, the Compensation Committee considers how each component promotes retention and motivates performance. Base salaries, severance and other termination benefits are primarily intended to attract and retain highly qualified executives. These elements of our executive compensation program are generally not dependent on performance. Annual cash bonus and long-term equity incentive opportunities provide further incentives to achieve performance goals specified by the Compensation Committee, to enhance alignment with stockholder interests and/or to continue employment with us through specified vesting dates.

We believe that by providing a significant portion of our named executive officers’ total compensation package in the form of equity-based awards, we are able to create an incentive to build stockholder value over the long-term and closely align the interests of our named executive officers to those of our stockholders by incentivizing our named executive officers to produce stockholder value. In addition, our annual equity awards to the named executive officers for fiscal year 2015 consisted of restricted stock awards that vest only if specified performance goals established by the Compensation Committee for the particular performance period are met and only if the executive remains employed with us through the end of the entire three-year period covered by the award. In order to attract and retain Ms. Hummel’s services, we granted a restricted stock award to her in connection with her joining the Company in November 2015 that vests over a two-year period. For additional information regarding equity-based awards granted to our named executive officers during fiscal year 2015, see “— Current Executive Compensation Program Elements — Equity-Based Awards”, below.

Our annual performance-based cash awards, while a less significant portion (relative to our equity-based awards) of our total compensation package, are also contingent upon the achievement of financial performance metrics. The amount of compensation ultimately received for these awards vary with our annual financial performance, thereby providing additional incentives to achieve short-term or annual goals that we believe will maximize stockholder value over the long-term.

Compensation Determination Process

Role of the Compensation Committee and our Executive Officers

Our executive compensation program is determined and approved by our Compensation Committee. During fiscal year 2015, the Compensation Committee was responsible for the oversight, implementation and administration of all of our executive compensation plans and programs. None of the named executive officers are members of the Compensation Committee or otherwise had any role in determining the compensation of the other named executive officers, although the Compensation Committee considers the recommendations of our Chief Executive Officer in setting compensation levels for our executive officers other than our Chief Executive Officer. The Compensation Committee determined and approved all of the components of compensation for our Chief Executive Officer. Our Board of Directors reviewed the compensation of our named executive officers as approved by the Compensation Committee.

Determination of Compensation

Historically, our compensation has been highly individualized, the result of arm’s-length negotiations and based on a variety of factors including, our financial condition and available resources, our need for a particular position to be filled and the compensation levels of our other executive officers. As discussed below, we informally consider the competitive market for corresponding positions within the specialty retail apparel industry generally based on the experience and general knowledge possessed by members of our Compensation Committee and our Chief Executive Officer regarding the compensation levels provided to executive officers of other companies in our industry generally. However, we do not set executive compensation levels at any specific level or “benchmark” against other companies. Except as otherwise noted, our Compensation Committee’s executive compensation determinations are subjective and are generally based on the experience and general knowledge possessed by members of our Compensation Committee taking into account the executive’s responsibilities and experience, our performance and the individual performance of the executive, as well as market information provided by an independent compensation consultant of the Compensation Committee as discussed below.

Compensation Consultant

For fiscal 2015, our Compensation Committee retained Pearl Meyer to serve as its independent compensation consultant. Other than its engagement by the Compensation Committee, Pearl Meyer provides no other services to us or any of our subsidiaries. The Compensation Committee has assessed the independence of Pearl Meyer and concluded that its engagement of Pearl Meyer does not raise any conflict of interest with us or any of our directors or executive officers.

Pearl Meyer assisted the Compensation Committee in selecting the following peer group of companies in our industry to assist the committee in making its compensation decisions for fiscal 2015.

Anthropologie Group(1)	New York & Company Inc.
The Buckle, Inc.	Tilly’s, Inc.
The Cato Corporation	Tumi Holdings, Inc.
Christopher & Banks Corporation	Vera Bradley, Inc.
Destination Maternity Corporation	Zumiez, Inc.

(1)	For evaluating the compensation of our Chief Executive Officer only, the Compensation Committee considered the compensation provided to the chief executive officer of Anthropologie Group, a subsidiary of Urban Outfitters, Inc., as reported in the public filings of Urban Outfitters, Inc.

These companies were the same peer companies used for the evaluation of our executive compensation program for fiscal year 2014 and were selected as they are similar to us in size; at the time the peer group was selected, our market capitalization was positioned at approximately the median of this peer group. For each of our named executive officers, Pearl Meyer provided information on the compensation levels for similarly situated executives with the peer companies. Although the Compensation Committee reviewed and discussed the peer company compensation data provided by Pearl Meyer to help inform its decision making process, the Compensation Committee does not set compensation levels at any specific level or percentile against the peer group data. The peer company data is only one point of information taken into account by the Compensation Committee in making compensation decisions.

The Role of Stockholder Say-on-Pay Votes

At the annual meeting of our stockholders held in June 2015, our stockholders were provided with an opportunity to cast an advisory vote on our executive compensation program through a say-on-pay proposal. Approximately 87 percent of votes cast were in favor of our executive compensation program. The Compensation Committee believes that our compensation program includes a number of features (noted above) that reflect best practices in the market and that this voting result affirms stockholders’ support of the Company’s approach in compensating its executive officers. Our Compensation Committee will continue to consider the outcome of the Company’s say-on-pay proposals when making future compensation decisions for our named executive officers.

The Company’s current policy is to provide stockholders with an opportunity to approve the compensation of the named executive officers every three years at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2018 annual meeting of stockholders.

Current Executive Compensation Program Elements

The current elements of our executive compensation program are:

•	base salaries;
•	annual performance-based cash awards;
•	equity-based incentive awards; and
•	certain additional benefits.

We strive to achieve an appropriate mix between the various elements of our compensation program to meet our compensation objectives and philosophy; however, we do not apply any rigid allocation formula in setting our named executive officers’ compensation, and we may make adjustments to this approach for various positions after giving due consideration to prevailing circumstances.

As discussed throughout this Compensation Discussion and Analysis, the compensation policies and programs applicable to our named executive officers are reflective of our objective of aligning the interests of our executive officers with our stockholders’ interests in enhancing stockholder value over the long term. Applying this philosophy, a significant portion of overall compensation opportunities offered to our named executive officers is in the form of (i) equity-based compensation with a value directly linked to our stock price and, as to a substantial portion of such awards, the achievement of specified performance goals and (ii) annual performance-based cash awards contingent upon achievement of measurable financial objectives.

Base Salary

We provide an annual base salary to our named executive officers to induce talented executives to join or remain with the Company, to compensate them for their services during the fiscal year and to provide them with a stable source of income. For fiscal year 2015, each of our named executive officers, other than Ms. Thomassee, had an employment letter agreement which set forth his or her minimum level of annual base salary.

The base salary levels of continuing named executive officers are reviewed annually by our Compensation Committee to determine whether an adjustment is warranted. The Compensation Committee may take into account numerous factors in making its determination, none of which are dispositive or individually weighted, including our financial performance, the state of our industry and local economies in which we operate, the executive officer’s relative importance and responsibilities, the executive officer’s performance and periodic reference to salaries paid to similarly situated executives with our peer companies, based on our expertise and knowledge of general industry practices.

In March 2015, our Compensation Committee considered the annual base salaries of our named executive officers then employed with us and approved increases in the base salaries of each of Mr. Malik and Ms. Alt from $375,000 to $382,500, in the base salary of Mr. Vendetti from $360,500 to $372,500 and in the base salary of Ms. Thomassee from $190,550 to $200,000. Mr. Barnes’ base salary was established upon his appointment as Chief Executive Officer in December 2014 and was not reviewed in fiscal year 2015. Ms. Hummel’s base salary was negotiated with her in connection with her joining the Company in November 2015. Effective January 1, 2016, we entered into a new employment letter agreement with Mr. Malik which provided for an increase in his base salary from $382,500 to $402,500 while eliminating the annual benefit allowance in the same amount ($20,000). The Compensation Committee determined in each case, based on its judgment, that these increases were appropriate after taking into account the base salaries of similarly situated officers with our peer companies, the executive’s experience and the importance of the executive’s services to us, and the general knowledge and expertise possessed by the members of our Compensation Committee.

The annual base salary levels in effect as of January 30, 2016, the last day of fiscal year 2015, for each of our named executive officers who were employed by us as of that date are as follows:

Name	Annual Base Salary
Michael W. Barnes	$875,000
Kal Malik	$402,500
Laurie Hummel	$460,000
Cynthia Thomassee	$200,000

The base salaries paid to our named executive officers for fiscal year 2015 are reported in the “Summary Compensation Table” below.

Annual Performance-Based Cash Awards

We maintain the Francesca’s Holdings Corporation Executive Bonus Plan (the “Executive Bonus Plan”) to provide eligible employees of the Company and our subsidiaries with annual performance-based cash award opportunities linked to our annual financial performance and the qualitative assessment of each executive’s individual performance. The Executive Bonus Plan was adopted under our equity incentive plan, which has been approved by our stockholders and includes provisions for a cash bonus feature that is designed to qualify as deductible performance-based compensation under Section 162(m) of the U.S. Internal Revenue Code (“Section 162(m)”). The purposes of the Executive Bonus Plan are: (1) to promote the interests of the Company and its stockholders by providing compensation opportunities that are competitive with other companies; and (2) to provide performance-based cash awards to those individuals who contribute to the long-term performance and growth of the Company.

The target annual performance-based cash award opportunity for each eligible executive is set at a percentage of the executive’s base salary. Pursuant to their employment letter agreements (other than for Ms. Thomassee), the target award amounts for fiscal year 2015 were 150% of base salary for Mr. Barnes and 50% of base salary for Messrs. Vendetti and Malik and Ms. Alt. The Compensation Committee determined it was appropriate for Ms. Thomassee’s target award with respect to fiscal year 2015 to be 30% of her base salary in light of her position as Vice President. The target bonus percentage for each of the other executives was the same as the executive’s target bonus for fiscal year 2014 and were determined by our Compensation Committee, taking into account recommendations by our Chief Executive Officer (other than with respect to his own target amount). Mr. Barnes’ target bonus percentage was negotiated with him in connection with his joining the Company in December 2014. The Compensation Committee determined, in its judgment, that the target bonus amounts for the named executive officers were reasonable based on the Compensation Committee’s expertise and knowledge of general industry practices and consideration of the factors identified above. Ms. Alt and Mr. Vendetti were not employed by us at the time the Compensation Committee determined fiscal year 2015 bonuses and, accordingly, were not eligible for a bonus under the Executive Bonus Plan for fiscal year 2015. Ms. Hummel joined the Company in November 2015 and did not participate in the Executive Bonus Plan for fiscal year 2015.

Under the Executive Bonus Plan, we must achieve a threshold performance goal for any bonuses to be payable for the fiscal year as set forth in the table below. For fiscal year 2015, the threshold goal was achievement of $36 million net income, which was approved by the Board of Directors and adopted by the Compensation Committee at the beginning of the fiscal year. The Compensation Committee chose net income because this metric represents an objectively determinable financial target that we believe indicates our growth and overall success. No bonuses would be payable under the Executive Bonus Plan for fiscal year 2015 if the threshold net income goal was not achieved.

Net Income Achieved
Below Threshold	Less than $36 million
Threshold	$36 million
Target	$38.8 million
Maximum	$42.3 million or more

For Mr. Barnes, the payout percentages for performance at the threshold, target and maximum levels set forth above would be 33%, 100% and 133%, respectively, of this target bonus amount (or 50%, 150% and 200% of his base pay at threshold, target and maximum levels, respectively). For the other named executive officers, the payout percentages for performance at the threshold, target and maximum levels set forth above would be 75%, 100% and 150%, respectively, of the executive’s target bonus amount. If our net income is between the threshold and target levels, or between the target and maximum levels, the payout percentage would be determined by linear interpolation between the payout levels applicable to each executive officer. The Compensation Committee established performance targets at challenging yet attainable levels. The threshold and target net income levels were set above our actual performance level for fiscal year 2014.

If the threshold net income goal was achieved, each participant’s bonus would be based on (a) 75% on the level of net income achieved for fiscal year 2015 (“net income component”), and (b) 25% based on the participant’s individual performance (“individual performance component”). The bonus for the net income component would be determined by multiplying the 75% weighting for this component by a payout percentage applicable to each of our named executive officer. The remaining 25% of each participant’s bonus opportunity would be based on the Compensation Committee’s qualitative assessment of each executive’s individual performance during the year. For fiscal year 2015, the qualitative assessment of each named executive officer’s individual performance metric was intended to measure the executive’s performance of the duties, tasks and activities the executive was asked to perform in his or her respective role with the Company during the year. The Compensation Committee retains the discretion to reduce, but not increase, the amount of any bonus otherwise payable to our executive officers based on such factors as it deems appropriate.

In March 2016, the Compensation Committee determined that, for fiscal year 2015, we achieved net income of approximately $38.2 million, exceeding the threshold level and resulting in a payout percentage of approximately 86% of his target bonus for Mr. Barnes and approximately 94% of their target bonuses for other named executive officers determined under the chart above.

Equity-Based Awards

As discussed throughout this Compensation Discussion and Analysis, in order to further align the interests of our named executive officers with those of the Company’s stockholders, the Compensation Committee has determined that a significant portion of each named executive officer’s compensation opportunities should be in the form of equity-based awards. Equity-based awards are made under, and subject to the terms of, our stockholder-approved equity incentive plan. In general, all equity-based awards to our named executive officers are determined at the discretion of our Compensation Committee after consideration of the factors noted above. In addition, our Compensation Committee considers the named executive officer’s current position with the Company, the size of his or her total compensation package and the executive’s existing vested and unvested equity-based awards.

Historically, our Compensation Committee has chosen to make equity-based awards in the form of stock options as opposed to other forms of equity-based awards because stock options have value only when we have created additional stockholder value following the date of grant of the option (because the exercise price of the option is generally equal to the closing price of a share of our common stock on the date of grant).

Beginning with the fiscal year 2014 grants, however, the Compensation Committee, with input from Pearl Meyer, revised its approach and granted performance-based equity-based awards in the form of restricted stock to our executive officers, and the Compensation Committee continued this approach for fiscal year 2015. The Compensation Committee believes that performance-based restricted stock may provide a greater retention incentive than options (as the award has value even if the stock price does not increase) and may also result in lower dilution for stockholders (as restricted stock awards have greater value than options on a per-share basis, it requires fewer shares to deliver a restricted stock award with the same value as a stock option).

In addition, as described in detail below, the Company’s annual equity awards are entirely performance-based, with the vesting of the award contingent on the achievement of pre-established performance goals. Each award consists of a three-year performance period, with a portion of the award being eligible to vest based on the Company’s performance during each fiscal year covered by the award against the goals established by the Compensation Committee for that fiscal year. In addition to this performance-based vesting, the awards also provide an additional retention incentive as the executive is generally required to remain employed with the Company through the entire three-year performance period in order for any portion of the award to vest. The Compensation Committee currently expects to continue to grant equity-based awards in the form of performance-based restricted stock on an annual basis. However, the Compensation Committee retains the flexibility to consider Company and individual performance and any other factors it considers appropriate in determining the type, level and design of any equity award grant.

2015 Performance Share Awards.  In March 2015, we granted each of our named executive officers then employed by us a performance stock award expressed as a dollar value. Such dollar value was converted into a target number of shares of performance-based restricted stock by reference to the fair market value of our common stock at the date of grant. Each performance-based restricted stock award has no voting rights attached to the award but is entitled to dividend rights, provided that any cash dividends paid on any unvested and forfeited shares must be repaid to the Company. The performance-based restricted stock awards are subject to both time-based and performance-based vesting requirements, where the executive can earn between 0% and 150% of the target number of shares subject to the award based upon achievement of the earnings per share (“EPS”) and net sales growth (“Net Sales Growth”) goals described below. Fifty percent of the target number of shares subject to the award will become eligible to vest based upon achievement of the EPS goal (the “Target EPS Shares”), and 50% of the target number of shares subject to the award will become eligible to vest based upon achievement of the Net Sales Growth goal (the “Target Net Sales Growth Shares”). For purposes of each performance-based restricted stock award, “EPS” means the Company’s earnings per share for a particular fiscal year as determined by the Company in accordance with its standard practices and procedures reflected in its financial statements for the fiscal year (subject to adjustments for a particular year for stock splits, reverse stock splits, stock dividends and repurchases by the Company of its outstanding shares of common stock during the fiscal year). For purposes of each performance-based restricted stock award, “Net Sales Growth” means, for a particular fiscal year, the Company’s growth in net sales for the fiscal year as compared to the Company’s net sales for the immediately preceding fiscal year, expressed on a percentage basis, as determined by the Company in accordance with its standard practices and procedures reflected in its financial statements for that fiscal year. EPS and Net Sales Growth are each subject to adjustments to mitigate the unbudgeted impact of material, unusual or non-recurring gains and losses, accounting changes or other similar items specified by the Compensation Committee.

The total target number of shares subject to each award is divided into three substantially equal tranches with respect to each of fiscal year 2015, 2016 and 2017 (each, a “vesting tranche”). Each vesting tranche will become eligible to vest based upon achievement of the EPS and Net Sales Growth goals for each of those three fiscal years (each, a “performance year”). The portion of each vesting tranche that will become eligible to vest with respect to the applicable performance year will be determined by the Compensation Committee following the end of the performance year as follows: (1) the Target EPS Shares in the vesting tranche corresponding to a performance year will be multiplied by a percentage (the “EPS Percentage”), between 0% and 150%, determined based on the Company’s EPS for that performance year against a pre-established target; and (2) the Target Net Sales Growth Shares in the vesting tranche corresponding to a performance year will be multiplied by a percentage (the “Net Sales Growth Percentage”), between 0% and 150%, determined based on the Company’s Net Sales Growth for that performance year against a pre-established target.

The following table presents the percentage of the Target EPS Shares and Target Net Sales Growth Shares, as applicable, in the vesting tranche for a particular performance year that will become eligible to vest based upon the level of achievement of pre-established threshold, target and maximum levels of EPS and Net Sales Growth for that performance year.

		Level of Achievement for the Performance Year
	Weight	Below Threshold(1)	Threshold(2)(3)	Target(2)(3)	Maximum(2)(3)
EPS Percentage	50%	0%	75%	100%	150%
Net Sales Growth Percentage	50%	0%	75%	100%	150%

(1)	If a pre-established threshold level of EPS or Net Sales Growth for a particular performance year is not achieved, then all of the Target EPS Shares or Target Net Sales Growth Shares, as applicable, in the applicable vesting tranche corresponding to the performance year will be forfeited with no opportunity to vest in a future year.
(2)	If the level of EPS or Net Sales Growth, as applicable, for a performance year is between the threshold and target levels, or between the target and maximum levels, the vesting percentage will be determined by linear interpolation between the vesting percentages for those levels.
(3)	Any shares of performance-based restricted stock subject to the award that are not deemed eligible to vest based on the level of achievement of EPS or Net Sales Growth for the applicable performance year will be forfeited as of the last day of the performance year.

Shares of performance-based restricted stock subject to the award that become eligible to vest based on EPS or Net Sales Growth performance during the applicable performance year will generally vest in one installment on the third anniversary of the date of grant of the award, subject to the executive’s continued employment through that date.

The Compensation Committee believes that these performance-based restricted stock awards further link the interests of our executives with those of our stockholders (as the ultimate value of the award depends on our stock price since the award is denominated in shares of our common stock), as well as create a significant performance incentive over multiple performance periods (as vesting of the restricted stock depends on our EPS and Net Sales Growth for each of the three fiscal years covered by the award) and a long-term retention incentive (as the entire award is subject to a three-year time-based vesting period).

The following table sets forth the dollar value of the target number of shares of restricted stock granted by the Company to the named executive officers in March 2015:

Name	Restricted Stock Award(1)
Michael Barnes	$2,500,000
Kal Malik	$500,000
Sei Jin Alt	$300,000	(2)
Mark Vendetti	$300,000	(2)
Cynthia Thomassee	$25,000	(3)

(1)	These amounts are the values approved by the Compensation Committee in March 2015 and converted into the corresponding target number of restricted shares of our common stock based on the closing price of our common stock on the date of grant of the awards and rounded to the nearest whole share. The number of shares represents the number of shares at the “target” level of performance, with between 0% and 150% of the target number of shares subject to the award becoming eligible to vest based on actual performance as described above.
(2)	The awards granted to Ms. Alt and Mr. Vendetti terminated upon the termination of their employment with us in fiscal year 2015.
(3)	Ms. Thomassee’s grant was approved prior to her appointment as interim Chief Financial Officer in December 2015.

For the vesting tranche of each performance stock award that relates to fiscal year 2015, the Compensation Committee established the following performance goals:

Performance Level	EPS	Net Sales Growth	Vesting Percentage
Below Threshold	Less than $0.84	Less than 9%	0%
Threshold	$0.84	9%	75%
Target	$0.91	12%	100%
Maximum	$0.98 or more	15% or more	150%

The Compensation Committee established performance targets for these metrics at challenging yet attainable levels. The threshold and target EPS levels, and the target Net Sales Growth level, were set above our actual performance levels for these metrics in fiscal year 2014.

Under applicable SEC and accounting rules, these performance-based awards are considered to be “granted” at the time the performance goals for the particular fiscal year are established. Accordingly, only the vesting tranche of each award that relates to performance for fiscal year 2015 is treated as granted during fiscal year 2015 and is reflected in the compensation tables below in this proxy statement. The vesting tranches of each award that relate to fiscal years 2016 and 2017 will be considered granted for accounting purposes in the fiscal year in which the applicable performance goals are established and will be reported in the tables as compensation for each executive for that fiscal year.

In March 2016, the Compensation Committee determined that our EPS for fiscal year 2015 was $0.91 (resulting in a vesting percentage for this component of 100%) and that our Net Sales Growth for fiscal year 2015 was 16% (resulting in a vesting percentage for this component of 150%). Accordingly, the fiscal year 2015 vesting tranche of these performance-based awards is eligible to vest as to 125% of the target number of shares, with vesting of these shares being subject to the executive’s continued employment through the third anniversary of the grant date.

2014 Performance Share Awards.  As noted above, the annual grants to our executive officers and certain other key employees for fiscal year 2014 were made in form of performance stock with a structure similar to that described above for the fiscal year 2015 grants. These grants were made in April 2014, including grants to Mr. Malik and Ms. Thomassee and consisted of three vesting tranches corresponding to fiscal years 2014, 2015 and 2016. The fiscal year 2015 vesting tranche of these awards was subject to the same performance goals set forth above for the fiscal year 2015 awards. In March 2016, the Compensation Committee determined the fiscal year 2015 performance levels as described above, and based on this performance, the fiscal year 2015 tranche of these awards is eligible to vest as to 125% of the target number of shares, with vesting of these shares being subject to the executive’s continued employment through the third anniversary of the grant date.

Retention Stock Grants.  In November 2015, the Compensation Committee approved a grant of 17,832 shares of restricted stock to Ms. Hummel, which is scheduled to vest in two annual installments, subject to her continued employment with us through each vesting date. This grant was negotiated with Ms. Hummel in connection with her commencing employment with the Company and approved by the Compensation Committee in order to attract and retain Ms. Hummel’s services.

In August 2015, the Compensation Committee approved a grant of 12,000 shares of restricted stock to Ms. Alt in connection with her agreement to provide consulting services to the Company for one year following her resignation in November 2015. The grant is eligible to vest in two installments over the one year consulting period, subject to Ms. Alt’s continued service to the Company as provided in her transition agreement, and was approved by the Compensation Committee to provide an additional incentive for Ms. Alt to continue to serve the Company in a consulting role and assist with the transition of her duties.

Although these grants are not subject to performance-based vesting requirements, we believe they serve to further align the interests of the recipients with those of our stockholders since the ultimate value of the grant is directly linked to our stock price.

Additional information regarding the material terms of the equity awards granted to our named executive officers for fiscal year 2015 is set forth in the “Grants of Plan-Based Awards During Fiscal Year 2015” table and under the heading, “— Equity Incentive Plan Awards”, below. Information regarding the material terms of the equity awards granted to our named executive officers following fiscal year 2015 is set forth below in this Compensation Discussion and Analysis under the heading, “— Actions Taken Subsequent to Fiscal Year 2015.”

Additional Benefits

We provide our named executive officers with benefits on the same terms available to our employees generally, as well as relocation and other benefits in certain cases in connection with the hiring of new executives as described below.

Retirement Plan Benefits.  We do not sponsor a defined benefit retirement plan as we do not believe that such a plan best serves the needs of our employees or the business at this time. However, we do sponsor a defined contribution (“401(k)”) retirement plan. The 401(k) plan is generally available to all eligible employees, including our named executive officers, and allows them to elect to make contributions up to the maximum limits allowable under the tax laws. We currently provide a 100% matching contribution on the first 3% of employee contributions and an additional 50% matching contribution on the next 2% of employee contributions. Employees’ contributions and Company matching contributions vest immediately.

Health and Welfare Benefits.  Our named executive officers have the option to participate in various employee welfare benefit programs, including medical, dental and life insurance benefits. These benefit programs are generally available to all employees.

Relocation Assistance.  The Company’s business needs require, on occasion, to relocate certain employees. To meet this need, we may, on a case by case basis, cover certain expenses, including temporary housing, relocation, living and travel expenses. As noted in the “Summary Compensation Table” below, we reimbursed Mr. Barnes and Ms. Hummel for certain moving and other relocation expenses in connection with them joining the Company. Ms. Hummel’s relocation benefits are subject to repayment to the Company if she voluntarily terminates her employment within the first 12 months after her hire date.

Other Benefits.  Under our employment letter agreements with certain named executive officers entered into prior to 2014, we provided an annual fixed dollar amount to apply towards the purchase of additional benefits of their choosing. The annual dollar amount of this benefit for each executive was based on the executive’s position within the Company and the Compensation Committee’s subjective assessment of industry practices. As of the end of fiscal year 2015, this benefit is no longer provided to the Company’s executive officers other than for Ms. Thomassee, who is serving as Chief Financial Officer on an interim basis.

In addition to the relocation benefits provided to Ms. Hummel noted above, she is also entitled to a payment not to exceed $50,000 (on an after-tax basis) to compensate her for certain awards by her former employer that were forfeited upon her joining the Company. As with her relocation benefits, Ms. Hummel will be required to repay this amount to the Company if she voluntarily terminates her employment within the first 12 months after her hire date. The Compensation Committee believed it was appropriate to provide these benefits to Ms. Hummel as an additional inducement to her accepting employment with the Company and as an additional retention incentive.

Employment Agreements; Severance and Change in Control Benefits

Employment Agreements

Amounts paid to our named executive officers in fiscal year 2015 were based on employment letter agreements in place with each executive, except that we did not have an employment letter agreement with Ms. Thomassee. Each employment letter agreement specifies the executive’s initial annual base salary and target bonus, as well as the executive’s eligibility to participate in the Company’s benefit plans. We believe that it is in the best interests of the Company to enter into employment agreements with our executives to help foster long-term retention, and promote stability among the management team, while still allowing the Compensation Committee to exercise considerable discretion in designing our incentive compensation program and rewarding performance. The employment letter agreements we have entered into with our named executive officers are described in further detail in the narrative following the “Summary Compensation Table” below.

The employment letter agreements we have entered into with our named executive officers also generally provide for severance and other benefits which are designed to provide economic protection so that an executive can remain focused on our business without undue personal concern in the event that his or her position is eliminated or, in some cases, significantly altered by the Company, which we believe is particularly important in light of the executives’ leadership roles at the Company. The Compensation Committee believes that providing severance or similar benefits is common among similarly situated executives in the specialty retail industry generally and remains important in recruiting and retaining key executives. For more information regarding the potential payments and benefits that would be provided to our named executive officers in connection with certain terminations of their employment or a change in control on the last business day of fiscal year 2015, please see “— Potential Payments upon Termination or Change in Control”, below.

Change in Control Provisions

The prospect of a change in control of the Company can cause significant distraction and uncertainty for executive officers and, accordingly, the Compensation Committee believes that appropriate change in control provisions in employment agreements and/or equity award agreements are important tools for aligning executives’ interests in change in control transactions with those of our stockholders by allowing our executive officers to focus on strategic transactions that may be in the best interest of our stockholders without undue concern regarding the effect of such transactions on their continued employment. Accordingly, as described in “— Potential Payments upon Termination or Change in Control”, below, awards granted pursuant to our stock incentive plans may vest, at the discretion of the plan administrator, in certain circumstances upon a change in control (as defined in the plan or the applicable award agreement).

In addition, in approving Ms. Hummel’s new-hire restricted stock grant described above, the Compensation Committee determined that it would be appropriate to provide for accelerated vesting of the award if Ms. Hummel’s employment were involuntarily terminated in connection with a change in control of the Company.

We do not provide our executives with tax “gross-up” payments in connection with a termination of their employment and/or a change in control of the Company.

For more information regarding the potential payments and benefits that would be provided to our continuing named executive officers in connection with a change in control on the last business day of fiscal year 2015, please see “— Potential Payments upon Termination or Change in Control”, below.

Transition Agreement with Ms. Alt

Ms. Alt resigned as our Executive Vice President, Chief Merchandising Officer effective November 20, 2015. In connection with the termination of her employment, the Company entered into a transition agreement with Ms. Alt that provides for her to continue with the Company in a consulting role through November 20, 2016 and to receive a monthly consulting fee and award of restricted stock that vests based on her continued services. The transition agreement was negotiated with Ms. Alt and includes her release of claims against the Company and certain non-competition, non-solicitation and other covenants in favor of the Company as specified in the agreement. For more information regarding Ms. Alt’s transition agreement, please see “— Potential Payments upon Termination or Change in Control”, below. Upon the termination of Ms. Alt’s employment, each of her then-outstanding and unvested equity awards (other than the new restricted stock award granted under the transition agreement) were forfeited.

Actions Taken Subsequent to Fiscal Year 2015

In March 2016, the Compensation Committee approved the compensation program for fiscal year 2016 for each of our named executive officers (other than Ms. Alt and Mr. Vendetti). Each executive was granted a bonus opportunity under the Executive Bonus Plan, with 75% of the bonus relating to Company performance and 25% of the bonus relating to individual performance. The Company’s performance will be measured against pre-established goals based on operating income and net sales growth achieved for the fiscal year, with each of these two metrics weighted equally. Bonuses under the Executive Bonus Plan for fiscal year 2016 are contingent on achievement of minimum performance levels established for each metric (so that 37.5% of the total bonus opportunity will be payable only if the threshold level for operating income is achieved and 37.5% of the total bonus opportunity will be payable only if the threshold level for net sales growth is achieved). The target bonus for each named executive officer is the same as his or her target bonus for fiscal year 2015 identified above.

Each of these executives was also granted a performance stock award that covers a three-year performance period consisting of fiscal years 2016, 2017 and 2018. Vesting of the award will be determined based on the Company’s net sales compound annual growth rate (“CAGR”) for the performance period (weighted 40% and subject to a modifier based on comparable sales growth for that period), the Company’s earnings per share CAGR for that period (weighted 40%), and the Company’s return on invested capital (“ROIC”) for that period (weighted 20%), in each case as measured against performance targets established by the Compensation Committee. Vesting of these awards is also contingent on the executive’s continued employment with us through the entire three-year period covered by the award. Each award may vest as to between 0% and 150% of the target number of shares subject to the award.

The following table sets forth the dollar value of the target number of performance shares granted to each of these named executive officers in March 2016:

Name	Performance Stock Award
Michael Barnes	$2,500,000
Kal Malik	$500,000
Laurie Hummel	$500,000
Cynthia Thomassee	$66,000

In approving these performance stock awards, the Compensation Committee also determined that if, during the performance period and in connection with or within 12 months following a change in control of the Company, the executive’s employment is terminated by the Company without cause or by the executive for good reason, the award will fully vest with respect to 100% of the target number of shares subject to the award (or, as to any fiscal year completed prior to the change in control, the Company’s performance during that fiscal year and for any remaining periods at higher of: (x) actual performance for the completed fiscal year, or (y) 100% of target number).

Tax Considerations

In determining which elements of compensation are to be paid, and how they are weighted, we take into account whether a particular form of compensation will be deductible under Section 162(m). Section 162(m) generally limits the deductibility of compensation paid to our Chief Executive Officer and certain other executive officers to $1 million during any fiscal year unless such compensation is “performance-based” under Section 162(m). Our intent generally is to design and administer our executive compensation program in a manner that will preserve the deductibility of compensation paid to our executive officers. However, we reserve the right to design programs that we believe best satisfy the objective of our executive compensation program, even where the compensation paid under such programs may not be deductible. In any event, there can be no assurance that compensation intended to qualify for deductibility under Section 162(m) awarded or paid by the Company will be fully deductible.

Share Ownership Guidelines

In September 2015, our Compensation Committee adopted the Amended Share Ownership Guidelines (the “Share Ownership Guidelines”) applicable to each of our Chief Executive Officer, President, Chief Operating Officer, Chief Administrative Officer, Chief Financial Officer, Chief Merchandising Officer, any Executive Vice President, any Senior Vice President and any Vice President who is awarded equity-based compensation (collectively, “Senior Officers”). The purpose of the Share Ownership Guidelines is to further align the interests of our management with those of our stockholders. Under the Share Ownership Guidelines, each Senior Officer shall hold “qualifying stock” with a value equal to a certain multiple of the participant’s base salary. The multiples to be applied are as follows: (1) five times the base salary for our Chief Executive Officer; (2) three times the base salary for our President, Chief Operating Officer, Chief Administrative Officer, Chief Financial Officer, Chief Merchandising Officer and any Executive Vice President, (3) two times the base salary for any Senior Vice President; and (4) one times base salary for any Vice President. No Senior Officer may dispose of his or her “qualifying stock” unless the guidelines have been met on or before the date of such disposition and, after giving effect to such disposition, the participant will continue to satisfy the guidelines. “Qualifying stock”, as defined by the Share Ownership Guidelines, includes (1) shares of our common stock held by the Senior Officer in a brokerage account for the individual’s benefit, in trust or through a tax qualified retirement plan, (2) shares of our common stock held by the Senior Officer’s spouse, (3) vested restricted stock, and (4) “in the money” value of vested stock options to purchase our common stock held by such participant, determined as of each October 31 and calculated based on the preceding 30-day average per share trading price of our common stock.

Compensation Committee Report

The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee currently consists of Mr. Emmett (Chair), Ms. Bender, Ms. Goldman, Mr. Kunes and Mr. O’Leary, each of whom our Board of Directors has determined is independent under the applicable NASDAQ rules.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.

Compensation Committee of the Board of Directors

Richard Emmett (Chair)
Patricia Bender Laurie Ann Goldman
Richard Kunes
Joseph O’Leary

The foregoing report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

Compensation of Named Executive Officers

Summary Compensation Table — Fiscal Years 2013 – 2015

The following table presents information regarding compensation earned by each of our named executive officers for services rendered during fiscal years 2015, 2014 and 2013. The “Summary Compensation Table” should be read in conjunction with the tables and narrative descriptions that follow.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(6)(7)	Option Awards ($)(6)	Non-Equity Incentive Plan Compensation ($)(8)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(9)	Total ($)
Michael W. Barnes Chairman, President and Chief Executive Officer(1)	2015	875,000	—	833,336	—	1,131,375	—	—	2,839,711
	2014	67,308	—	—	5,885,000	—	—	22,715	5,975,023

Kal Malik Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary	2015	383,798	—	323,453	—	181,415	—	25,083	913,749
	2014	371,443	—	166,668	—	—	—	30,231	568,342
	2013	350,000	—	—	—	133,000	—	30,200	513,200

Laurie Hummel Executive Vice President, Chief Merchandising Officer(2)	2015	88,462	—	263,022	—	—	—	89,417	440,901

Cynthia Thomassee Interim Chief Financial Officer(3)	2015	198,728	—	16,174	—	56,537	—	28,749	300,188

Sei Jin Alt Former Executive Vice President, Chief Merchandising Officer(4)	2015	310,875	—	330,395	—	—	—	100,544	741,814
	2014	371,443	—	449,992	—	—	—	30,231	851,666
	2013	350,000	—	—	—	124,750	—	28,538	503,288

Mark Vendetti Former Senior Vice President, Chief Financial Officer(5)	2015	322,173	—	194,075	—	—	—	25,632	541,880
	2014	358,846	—	99,991	—	—	—	35,160	493,997
	2013	316,346	—	—	732,071	129,750	—	26,058	1,204,225

(1)	Mr. Barnes was appointed as our Chairman, President and Chief Executive Officer effective December 4, 2014.
(2)	Ms. Hummel was appointed Chief Merchandising Officer of Francesca’s Services Corporation effective November 23, 2015.
(3)	Ms. Thomassee was appointed as Interim Chief Financial Officer effective December 4, 2015. She also served as Vice President of Accounting and Controller throughout fiscal year 2015. The table above reports her compensation for the entire fiscal year 2015.
(4)	Ms. Alt resigned as Executive Vice President, Chief Merchandising Officer effective November 20, 2015. She continues to serve in a consulting role under a transition agreement with the Company with a term that expires November 20, 2016.
(5)	Mr. Vendetti was appointed as Senior Vice President, Chief Financial Officer effective March 4, 2013. He resigned as Senior Vice President, Chief Financial Officer effective December 4, 2015.
(6)	The amounts reported in these columns for each fiscal year reflect the fair value on the grant date of the stock awards and option awards granted to our named executive officers for the fiscal year. These values have been computed in accordance with the FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards and option awards contained in Note 7 — Stock-Based Compensation to the audited consolidated financial statements included as part of our Annual Report on Form 10-K for the fiscal year ended January 30, 2016, filed with the SEC on March 25, 2016.

(7)	A portion of the amounts reported in the “Stock Awards” column reflects the grant-date fair value of performance-based restricted stock awards granted to the executives in fiscal years 2014 and 2015 assuming the target level of performance conditions was achieved. These amounts were based on the outcome (as of the grant date) of the performance-based conditions applicable to the awards, as determined under generally accepted accounting principles. The following table presents the aggregate grant-date fair value of these performance-based awards granted in fiscal years 2014 and 2015 included in the “Stock Awards” column for these fiscal years and the aggregate grant-date fair value of these awards assuming that the highest level of performance conditions was achieved.

Aggregate Grant Date Fair Value of Performance Awards

	Fiscal Year 2014				Fiscal Year 2015
Name	Based on Probable Outcome as of the Grant Date		Based on Maximum Performance		Based on Probable Outcome as of the Grant Date	Based on Maximum Performance
Michael W. Barnes		$—		$—	$833,336	$1,250,003
Kal Malik		$166,668		$249,994	$323,453	$485,180
Laurie Hummel		$—		$—	$—	$—
Cynthia Thomassee	$	N/A	$	N/A	$16,174	$24,253
Sei Jin Alt		$99,991		$149,986	$194,075	$291,105
Mark Vendetti		$99,991		$149,986	$194,075	$291,105
(8)	Represents the amounts paid under our performance-based cash award plan for each fiscal year. See “Compensation Discussion and Analysis — Current Executive Compensation Program Elements — Annual Performance-Based Cash Awards” above, for more details.
(9)	The following table provides detail on the amounts reported in the All Other Compensation column of the table above for each named executive officer for fiscal year 2015:

All Other Compensation During Fiscal Year 2015

Name	Annual Benefits Allowance ($)	401(k) Matching Contributions ($)	Relocation and Other Benefits(1) ($)	Consulting Fee(2) ($)	Total ($)
Kal Malik	17,693	7,390	—	—	25,083
Laurie Hummel	—	—	89,417	—	89,417
Cynthia Thomassee	20,000	8,749	—	—	28,749
Sei Jin Alt	15,385	7,390	—	77,769	100,544
Mark Vendetti	20,192	5,440	—	—	25,632

(1)	This amount includes $29,195 for reimbursement of Ms. Hummel’s taxes incurred in connection with the Company’s payment of her relocation benefits.
(2)	This amount refers to the fees earned by Ms. Alt in fiscal 2015 in consideration for her consulting services provided to the Company under a Transition Agreement between her and the Company. See “— Potential Payments upon Termination or Change in Control” below

Grants of Plan-Based Awards During Fiscal Year 2015

The following table presents information regarding the non-equity incentive awards and equity-based awards granted to each of our named executive officers during fiscal year 2015.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael Barnes	N/A	437,500	1,312,500	1,750,000	—	—	—	—	—	—	—
	3/18/2015	—	—	—	38,989	51,986	77,979	—	—	—	833,336
Kal Malik	N/A	143,438	191,250	286,875	—	—	—	—	—	—	—
	3/18/2015	—	—	—	7,335	9,781	14,671	—	—	—	156,789
	3/18/2015	—	—	—	7,797	10,397	15,595	—	—	—	166,664
Laurie Hummel	11/23/2015	—	—	—	—	—	—	17,832			263,022
Cynthia Thomassee	N/A	45,000	60,000	90,000	—	—	—	—	—	—	—
	3/18/2015	—	—	—	366	489	733	—	—	—	7,839
	3/18/2015	—	—	—	390	520	780	—	—	—	8,335
Sei Jin Alt(4)	N/A	143,438	191,250	286,875	—	—	—	—	—	—	—
	3/18/2015	—	—	—	4,401	5,869	8,803	—	—	—	94,080
	3/18/2015	—	—	—	4,678	6,238	9,357	—	—	—	99,995
	8/14/2015	—	—	—	—	—	—	12,000	—	—	136,320
Mark Vendetti(4)	N/A	139,688	186,250	279,375	—	—	—	—	—	—	—
	3/18/2015	—	—	—	4,401	5,869	8,803	—	—	—	94,080
	3/18/2015	—	—	—	4,678	6,238	9,357	—	—	—	99,995

(1)	Represents the threshold, target and maximum award opportunities for performance-based cash awards payable for fiscal year 2015 under our annual performance-based cash award program.
(2)	Represents the threshold, target and maximum award opportunities for the vesting tranche of performance stock awards granted to the executives during fiscal years 2014 and 2015 that was eligible to vest based on the achievement of performance goals established for fiscal year 2015.
(3)	The amounts reported in this column reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of our audited consolidated financial statements. For the assumptions and methodologies used to value the awards reported in this column of the table above, see footnotes 6 and 7 to the “Summary Compensation Table”, above.
(4)	The outstanding awards held by each of these executives (other than the grant of restricted stock to Ms. Alt in August 2015) terminated upon the termination of the executive’s employment with us during fiscal year 2015.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

Amounts paid to our named executive officers in fiscal year 2015 were based on employment letter agreements in place with each of the named executive officers, other than for Ms. Thomassee. Below is a general description of the material terms of these agreements related to the compensation and benefits provided to our named executive officers. Provisions of these agreements relating to post-termination of employment benefits are discussed below under “— Potential Payments Upon Termination or Change in Control.”

Mr. Barnes

Mr. Barnes has entered into an employment letter agreement with the Company providing for his employment as our Chairman, President and Chief Executive Officer, the terms of which became effective December 4, 2014.

The letter agreement provides that Mr. Barnes’ employment with us is at-will. Pursuant to the terms of the letter agreement, Mr. Barnes will receive an initial annual base salary of $875,000 and, commencing with fiscal year 2015, will participate in our annual bonus plan, with his threshold, target and maximum annual incentive bonus levels to be set at 50%, 150% and 200% of his base salary, respectively. The letter agreement also provides for Mr. Barnes to participate in our employee savings and welfare benefit plans made available to our employees generally.

The letter agreement also provides for Mr. Barnes to be granted a performance-based restricted stock award for fiscal year 2015 and each year thereafter, with the value of the target number of shares subject to the award to equal $2,500,000 as of the grant date.

Mr. Malik

Effective January 1, 2016, Mr. Malik entered into an amended and restated employment letter agreement with the Company providing for his employment as our Executive Vice President, Chief Administrative Officer and General Counsel. The letter agreement does not have a specified term and provides that Mr. Malik will receive an initial annual base salary of $402,500. Pursuant to the letter agreement, Mr. Malik is eligible to receive an annual incentive bonus pursuant to our annual bonus plan as in effect from time to time, with his target annual incentive bonus to be set at 50% of his base salary. The letter agreement also provides for Mr. Malik to participate in our employee savings and welfare benefit plans made available to our employees generally.

The letter agreement also includes certain restrictive covenants, including provision that, during the period of Mr. Malik’s employment and for a period of 12 months following a termination of his employment for any reason, Mr. Malik will not compete with the Company or its affiliates or solicit any Company employees or customers.

Ms. Hummel

In connection with her joining the Company in November 2015, Ms. Hummel entered into an employment letter agreement with Francesca’s Services Corporation providing for her employment as Executive Vice President and Chief Merchandising Officer. The letter agreement does not have a specified term and provides that Ms. Hummel’s employment is on an at-will basis. Under the letter agreement, Ms. Hummel will receive an initial annual base salary of $460,000 and will be eligible to receive an annual incentive bonus pursuant to our annual bonus plan as in effect from time to time, with her target annual incentive bonus to be set at 50% of her base salary. The letter agreement also provides for Ms. Hummel to participate in our employee savings and welfare benefit plans made available to our employees generally. In addition, Ms. Hummel is entitled to reimbursement for (1) certain costs incurred in connection with her relocation to the Company’s corporate headquarters in Houston, Texas, which may include reasonable and necessary storage and rental costs, and (2) an amount not to exceed $50,000 (on an after-tax basis) to compensate her for certain awards by her former employer that were forfeited upon her joining the Company. Ms. Hummel will be required to repay these reimbursed amounts to the Company if she voluntarily terminates her employment within the first 12 months after her hire date.

The letter agreement also provides for Ms. Hummel to receive an initial grant of the Company’s restricted stock with a value of $250,000, subject to a two-year vesting schedule, and to receive a grant of performance stock during fiscal year 2016 with a value of $500,000, with the vesting of such grant to be subject to achievement of performance metrics to be established by the Compensation Committee.

The letter agreement also includes certain restrictive covenants, including provision that, during the period of Ms. Hummel’s employment and for a period of 12 months following a termination of her employment for any reason, Ms. Hummel will not compete with the Company or its affiliates or solicit any Company employees or customers.

Ms. Alt

On December 28, 2012, Ms. Alt entered into an employment letter agreement with the Company providing for her employment as our Chief Merchandising Officer, the terms of which became effective January 1, 2013. The letter agreement had a term of three years, subject to earlier termination under the terms of the agreement. Pursuant to the letter agreement Ms. Alt’s initial annual base salary was $350,000, and she was eligible to receive an annual incentive bonus pursuant to our annual bonus plan as in effect from time to time, with her target annual incentive bonus to be set at 50% of her base salary. The letter agreement also provided for Ms. Alt to participate in our employee savings and welfare benefit plans made available to our employees generally, and an annual allowance equal to $20,000 that she may apply towards the purchase of additional benefits of her choosing.

The letter agreement also included certain restrictive covenants, including provision that, during the period of Ms. Alt’s employment and for a period of 12 months following a termination of her employment for any reason, Ms. Alt would not compete with the Company or its affiliates or solicit any Company employees or customers.

Ms. Alt resigned as an officer and employee of the Company effective November 20, 2015 and continues to provide services as a consultant to the Company. The terms of her consulting arrangement are described below under “— Potential Payments Upon Termination or Change in Control.”

Mr. Vendetti

On February 6, 2013, Mr. Vendetti entered into an employment letter agreement with the Company providing for his employment as our Chief Financial Officer, the terms of which became effective March 4, 2013. The letter agreement had an initial term of three years, subject to earlier termination under the terms of the agreement. Pursuant to the letter agreement, Mr. Vendetti’s initial annual base salary was $350,000, and he was eligible to receive an annual incentive bonus pursuant to our annual bonus plan as in effect from time to time, with his target annual incentive bonus to be set at 50% of his base salary. The letter agreement also provided for Mr. Vendetti to participate in our employee savings and welfare benefit plans made available to our employees generally, and an annual allowance equal to $25,000 that he may apply towards the purchase of additional benefits of his choosing.

The letter agreement also included certain restrictive covenants, including provision that, during the period of Mr. Vendetti’s employment and for a period of 12 months following a termination of his employment for any reason, Mr. Vendetti would not compete with the Company or its affiliates or solicit any Company employees or customers.

Mr. Vendetti resigned as Chief Financial Officer effective December 4, 2015.

Non-Equity Incentive Plan Awards

For a description of the material terms of the non-equity incentive plan awards reported in the table above, see “Compensation Discussion and Analysis — Current Executive Compensation Program Elements —  Annual Performance-Based Cash Awards”, above.

Equity Incentive Plan Awards

Each of the equity incentive awards reported in the “Grants of Plan-Based Awards During Fiscal Year 2015” table above was granted under, and is subject to, the terms of the 2011 Plan, except that the grants made to Ms. Alt in August 2015 and Ms. Hummel in November 2015 were granted under, and subject to, the terms of the 2015 Plan. These plans are administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. Awards granted under the plan are generally not transferable other than by will or the laws of descent and distribution, except that the plan administrator may authorize certain transfers.

Generally, and subject to limited exceptions set forth in the 2011 Plan and 2015 Plan, if we dissolve or undergo certain corporate transactions such as a merger, business combination, or other reorganization, or a sale of substantially all of our assets, all awards then-outstanding under these plans may, at the administrator’s discretion, become fully vested and, in the case of options, exercisable, and will terminate or be terminated in such circumstances, unless the plan administrator provides for the assumption, substitution or other continuation of the award. The plan administrator also has the discretion to establish other change in control provisions with respect to awards granted under these plans.

For a description of the vesting terms of the equity incentive awards reported in the table above, see “Compensation Discussion and Analysis — Current Executive Compensation Program Elements —  Equity-Based Awards” above.

Outstanding Equity Awards at End of Fiscal Year 2015

The following table presents information regarding the outstanding equity awards held by our named executive officers as of January 30, 2016, including the vesting schedule for each of these awards that had not vested as of that date.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael Barnes	—	—		1,000,000	(2)	11.56	12/3/2024	—		—	—	—
	—	—		—		—	—	64,982	(7)	1,184,622	—	—
Kal Malik	25,550	—		—		3.74	3/25/2020	—		—	—	—
	60,000	40,000	(3)	—		26.58	11/20/2022	—		—	—	—
	—	—		—		—	—	12,226	(6)	222,880	—	—
	—	—		—		—	—	12,996	(7)	236,917	—	—
Laurie Hummel	—	—		—		—	—	17,832	(4)	325,077	—	—
Cynthia Thomassee	25,500	—		—		3.74	4/30/2020	—		—	—	—
	—	—		—		—	—	611	(6)	11,139	—	—
	—	—		—		—	—	650	(7)	11,850	—	—
Sei Jin Alt	40,000	—		—		26.58	2/20/2016	12,000	(5)	218,760	—	—
Mark Vendetti	—	—		—		—	—	—		—	—	—

(1)	The dollar amounts shown in this column are determined by multiplying the number of shares reported in the corresponding column of the table by $18.23 (the closing price of our common stock on the last trading day of fiscal 2015).
(2)	One-half of this option (“Tranche 1”) is eligible to vest at the end of fiscal year 2017, provided that the closing price of our common stock equals or exceeds $20 per share for at least 60 trading days that occur during a period of at least 90 trading days within the three-year period comprised of fiscal years 2015, 2016 and 2017 and that Mr. Barnes remains employed with us through the last day of fiscal year 2017. The remaining one-half of this option (“Tranche 2”) is eligible to vest at the end of fiscal year 2019, provided that the closing price of our common stock equals or exceeds $25 per share for at least 60 trading days that occur during a period of at least 90 trading days within the two-year period comprised of fiscal years 2018 and 2019 and that Mr. Barnes remains employed with us through the last day of fiscal year 2019. In addition, if the stock price requirement described above for Tranche 1 is not met by the end of fiscal year 2017 and if the stock price and continued employment requirements for Tranche 2 are met as of the end of fiscal year 2019, Tranche 1 will also vest at the end of fiscal year 2019.

(3)	These options were granted on November 21, 2012 and will vest in equal annual installments on each anniversary of the award date over the five-year period commencing with the first anniversary of the award date.
(4)	These shares are eligible to vest in two equal installments on November 23, 2016 and November 23, 2017.
(5)	These shares are eligible to vest in two equal installments on May 20, 2016 and November 20, 2016.
(6)	These shares are eligible to vest on April 11, 2017.
(7)	These shares are eligible to vest on March 18, 2018.

Option Exercises and Stock Vested During Fiscal Year 2015

The following table presents information regarding the exercise of stock options by our named executive officers during fiscal year 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael Barnes	—	—	—	—
Kal Malik	—	—	—	—
Laurie Hummel	—	—	—	—
Cindy Thomassee	15,000	208,050	—	—
Sei Jin Alt	16,000	204,960	—	—
Mark Vendetti	—	—	—	—
Neill Davis	—	—	—	—

(1)	The value realized upon the exercise of a stock option is calculated by multiplying (i) the number of shares of our common stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of our common stock on the date the stock option was exercised and the per-share exercise price of the options.

Potential Payments Upon Termination or Change in Control

The following section describes the benefits that may become payable to our named executive officers in connection with a termination of their employment with us and/or a change in control of the Company. In addition to such benefits, outstanding equity-based awards held by our named executive officers may also be subject to accelerated vesting in connection with a change in control of the Company under the terms of our stock incentive plans on a discretionary basis. Our named executive officers are not entitled to any enhanced severance benefits in connection with a termination of their employment with us due to their death or disability or in connection with a change in control of the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different from what is presented herein. Factors that could affect these amounts include the timing during the year of any such event. The following section also describes the consulting arrangement we entered into with Ms. Alt in connection with her termination of employment with us during fiscal year 2015.

Employment Agreements

The employment letter agreements we have entered into with our named executive officers, other than for Ms. Thomassee, provide for certain payments to be made in connection with certain terminations of the named executive officer’s employment with us. Below is a description of the severance payments that would have become payable under the employment letter agreements with our named executive officers in connection with certain terminations of their employment as of January 30, 2016.

Mr. Barnes

Mr. Barnes’ employment letter agreement provides that, in the event we terminate his employment without “cause”, he will be entitled to severance pay in an amount equal to one and one-half times the sum of (1) his annual base salary (at the annualized rate in effect on the date of termination) and (2) his target annual incentive bonus for the year of termination, payable over 18 months following his termination and subject to the execution of a general release of claims in favor of the Company, which may include non-competition, non-solicitation, non-disparagement and other restrictive covenants. In addition, Mr. Barnes will be entitled to receive any accrued but unused vacation and any benefits under our 401(k) plan. For purposes of Mr. Barnes’ letter agreement, “cause” generally means that Mr. Barnes has (i) committed a felony, (ii) engaged in acts of fraud, dishonesty or other acts of material willful misconduct in the course of his duties, (iii) engaged in abuse of narcotics or alcohol that has or may reasonably harm the Company, (iv) violated the Company’s written policies, (v) failed to perform or uphold his duties or failed to comply with reasonable directives of our Board of Directors, or (vi) breached any of the protective covenants of the letter agreement or otherwise materially breached any agreement he has entered into with us.

Other Named Executive Officers

The employment letter agreements with each of our other named executive officers currently employed by us (other than Ms. Thomassee) provide that, in the event we terminate the executive’s employment without “cause,” the executive will be entitled to severance pay in an amount equal to one times his or her annual base salary (at the annualized rate in effect on the date of termination) payable over a 12-month period, subject to the execution of a general release of claims in favor of the Company. In addition, the executive will be entitled to receive any accrued but unused vacation and any benefits under our 401(k) plan. In the event the executive’s benefits are subject to the excise tax imposed under Sections 280G and 4999 of the Code, the benefits will be reduced (but not below zero) so that the maximum amount of the benefits (after reduction) will be an amount that is $1.00 less than the amount that would cause the benefits to be subject to such excise tax. For purposes of these letter agreements, “cause” generally has the same meaning as set forth in Mr. Barnes’ employment letter agreement, except that cause also includes a failure by the executive to comply with reasonable directives of our Chief Executive Officer.

Equity Awards

As described in the Compensation Discussion and Analysis above, each of the named executive officers (other than Ms. Hummel) was granted a performance-based restricted stock award during fiscal 2015. Under the terms of these awards, if, prior to the third anniversary of the award grant date, (1) there occurs a change in control of the Company or (2) the executive’s employment with the Company is terminated without “cause,” or by the executive for “good reason” (as these terms are defined in the award agreement evidencing the award) or due to the executive’s death, the following shall apply:

•	Any shares of restricted stock subject to the award that have been deemed eligible to vest with respect to a performance year that occurred prior to the performance year in which the change in control or termination of employment, as applicable, occurs will immediately vest.
•	The shares of restricted stock subject to the award that are eligible to vest with respect to the performance year in which the change in control or termination of employment occurs will be subject to adjustment and pro-rated vesting as follows: (A) the number of such shares that will become eligible to vest will be determined as though the applicable performance year ended as of the change of control or termination of employment date, as applicable, the performance goals for such performance year will be pro-rated based on the number of days in that performance year that elapse prior to the occurrence of the change in control or the termination of employment, as applicable, and the performance conditions applicable to such shares will be determined based on actual performance for such shortened performance period against such pro-rated goals; (B) the number of shares that are determined to be eligible to vest based on such shortened performance period, if any, will be pro-rated based on the number of days in the applicable performance year that elapse prior to the occurrence of the change in control or the termination of the executive’s employment, as applicable; and (C) any restricted shares that are deemed eligible to vest based on this calculation will immediately vest.
•	Any restricted stock subject to the award that relate to a performance year after the performance year in which the change in control or termination of employment, as applicable, occurs will be forfeited.

As described in the Compensation Discussion and Analysis that appears in the proxy statement for the Company’s 2015 annual meeting of stockholders, Mr. Barnes was granted a performance-based stock option in December 2014 in connection with his appointment as our Chairman, President and Chief Executive Officer. This stock option is eligible to vest in connection with a change in control of the Company if our stock price in the transaction exceeds approximately $16.18 per share and either Mr. Barnes remains employed with us through the last day of fiscal year 2019 or if his employment is terminated by the Company without cause or by Mr. Barnes for good reason after the change in control and prior to the end of fiscal year 2019. In addition, the restricted stock grant made to Ms. Hummel in November 2015 provides that the award will fully vest if, in connection with or within 12 months following a change in control of the Company, her employment is terminated by the Company without cause or by Ms. Hummel for good reason (as such terms are defined in the award agreement), subject to her providing a release of claims in favor of the Company.

As noted above under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Equity Incentive Plan Awards,” awards granted under our equity incentive plans generally may, at the administrator’s discretion, become fully vested and, in the case of options, exercisable upon a change in control, unless the plan administrator provides for the assumption, substitution or other continuation of the award.

Estimated Potential Termination Payments and Benefits

The following tables present our estimates of the value of the payments and benefits that each of our named executive officers would have been entitled to receive (1) had his or her employment been terminated by us without “cause” on January 30, 2016 and (2) had both such a termination of the executive’s employment and a change in control of the Company occurred on that date. The value of the acceleration of equity awards reported in the tables is based on the closing price of our common stock on the last trading day of fiscal year 2015, which was $18.23 per share. The actual amounts that would be paid upon a named executive officer’s termination of employment and/or a change in control can only be determined at the time of such event.

Severance Benefits (No Change in Control)

Executive	Cash Severance ($)(1)	Equity Vesting ($)(2)	Total ($)
Michael Barnes	3,281,250	1,184,622	4,465,872
Kal Malik	402,500	459,797	862,297
Laurie Hummel	460,000	—	460,000
Cynthia Thomassee	—	22,989	22,989

(1)	The severance amount reported for Mr. Barnes represents one and one-half times the sum of Mr. Barnes’ base salary as in effect on January 30, 2016 and his target annual incentive bonus for fiscal year 2016. The severance amounts reported for the other named executive officers (other than Ms. Thomassee) represent one times the executive’s base salary.
(2)	As described above, a portion of the performance-based awards granted to Mr. Barnes in fiscal year 2015 and to Mr. Malik and Ms. Thomassee in fiscal years 2014 and 2015 became eligible to vest based on our performance during fiscal year 2015, with vesting in each case being subject to the executive’s continued employment with us through the third anniversary of the original grant date of the award. The amounts in this column reflect the value of the shares credited based on fiscal year 2015 performance that would have accelerated upon an involuntary termination of the executive’s employment as described above.

Change in Control Benefits

Executive(1)	Equity Vesting ($)
Michael Barnes	7,854,622	(2)(3)
Kal Malik	459,797	(2)
Laurie Hummel	325,077	(4)
Cynthia Thomassee	22,989	(2)

(1)	If the executive’s employment were terminated by the Company without cause in connection with or following a change in control, the executive would be entitled to the cash severance benefits identified in the table above.
(2)	As described above, a portion of the performance-based awards granted to Mr. Barnes in fiscal year 2015 and to Mr. Malik and Ms. Thomassee in fiscal years 2014 and 2015 became eligible to vest based on our performance during fiscal year 2015, with vesting in each case being subject to the executive’s continued employment with us through the third anniversary of the original grant date of the award. The amounts in this column reflect the value of the shares credited based on fiscal year 2015 performance that would have accelerated upon a change in control of the Company (without regard to whether a termination of the executive’s employment occurred).
(3)	For Mr. Barnes, this amount also includes the value of his performance-based option that would have accelerated if a change in control and an involuntary termination of his employment had occurred on January 30, 2016 (assuming that the change in control price was the same as our stock price as of that date). For these purposes, the value of the option is calculated as the total number of shares subject to the option multiplied by the amount by which our stock price as of January 30, 2016 ($18.23) exceeded the per-share exercise price of the option.
(4)	This amount reflects the value of the shares subject to Ms. Hummel’s restricted stock award granted in November 2015 that would have accelerated on an involuntary termination of her employment in connection with or within 12 months following a change in control of the Company.

Transition Agreement with Ms. Alt

Ms. Alt’s resigned employment with us effective November 20, 2015. In connection with her resignation, the Company and Ms. Alt entered into a transition agreement, dated August 14, 2015 (the “Transition Agreement”). The Transition Agreement includes a release by Ms. Alt of claims against the Company, as well as noncompetition and other restrictive covenants in favor of the Company. In addition, for a 12-month period following her resignation, Ms. Alt has agreed to provide consulting services to the Company for up to 20 hours a month. In consideration for her consulting services, Ms. Alt is entitled to receive a monthly fee of $33,025, as well as a grant of 12,000 restricted shares under the 2015 Plan that will vest in two equal installments on May 20, 2016 and November 20, 2016, respectively, subject to her continued service to the Company and compliance with her obligations under the Transition Agreement through the applicable vesting date. Each of Ms. Alt’s other equity awards granted by the Company that were then unvested terminated on her resignation date.

EQUITY COMPENSATION PLAN INFORMATION

The Company currently maintains three equity compensation plans: the 2015 Plan, the 2011 Equity Incentive Plan (the “2011 Plan”) and the 2010 Stock Incentive Plan (the “2010 Plan”) (although the Company’s authority to grant new awards under the 2011 Plan and the 2010 Plan has terminated). Each of these plans was approved by the Company’s stockholders.

The following table sets forth, for each of the Company’s equity compensation plans, the number of shares of common stock subject to outstanding awards, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of January 30, 2015.

Plan Category	Number of shares of Common Stock to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of shares of Common Stock remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by stockholders	1,519,413	(1)	$13.55	1,288,316	(2)(3)
Equity compensation plans not approved by stockholders	—		—	—

(1)	Of these shares, 81,460 were subject to options then outstanding under the 2015 Plan, 1,296,603 were subject to options then outstanding under the 2011 Plan, and 141,350 were subject to options then outstanding under the 2010 Plan. The Company’s authority to grant new awards under the 2011 Plan and the 2010 Plan has terminated. This table does not include outstanding awards of restricted stock.
(2)	All of these shares were available for grant under the 2015 Plan. The shares available for awards under the 2015 Plan are, subject to certain other limits under the plan, generally available for any type of award authorized under the 2015 Plan, including stock options, stock appreciation rights, restricted stock awards, stock bonuses and other stock-based awards. Awards subject to performance-based vesting requirements are included based on the target level of performance under the award.
3)	Includes 152,019 shares subject to equity-based awards originally granted under the 2011 Plan that were cancelled due to the occurrence of a termination event and became available for award grant purposes under the 2015 Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships

Indemnification of Officers and Directors

We entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement to the fullest extent permitted under Delaware law. Additionally, we may enter into indemnification agreements with any new directors or executive officers that may be broader in scope than the specific indemnification provisions contained in Delaware law.

There is no pending litigation or proceeding naming any of our directors or executive officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Related Party Transactions

In fiscal year 2015, there were no transactions nor are there any currently-proposed transactions, where we were, are or will be a participant and in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our common stock, or persons or entities affiliated with them, has or will have a direct or indirect material interest.

Policies and Procedures for Related Person Transactions

Our Board of Directors has adopted a written policy for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees, any officer of the Company at or above the rank of senior vice president or beneficial holders of more than 5% of our capital stock (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our Audit Committee. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. In approving or rejecting such proposed transactions, the Audit Committee will be required to consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including the material terms of the transactions, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence. The Audit Committee, in some circumstances, may engage a third party to assist the Audit Committee in its review of such relationships. Our Audit Committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion. The Company shall not enter into a related person transaction unless the transaction is first reviewed and approved by the disinterested members of the Audit Committee or, if necessary to reach a decision, a majority of the disinterested members of the Board of Directors. Any related person transactions that are ongoing in nature will be reviewed at least annually and the Audit Committee may establish guidelines for our management to follow in the course of its ongoing dealings with the related person. Any substantive change to the terms of a related person transaction shall require the same review and approval as would be required for a new related person transaction.

Our Board of Directors has also adopted a written policy under which no immediate family member of a director, the President and Chief Executive Officer, or any officer of the Company holding the position of senior vice president or higher shall be hired as a director, officer, employee or consultant to the Company until the employment arrangement is approved by the disinterested members of our Audit Committee or, if necessary to reach a decision, a majority of the disinterested members of the Board of Directors. A copy of our Related Party Transaction Policy and Audit Committee charter are available on the Investor Relations section of our website at www.francescas.com.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC reports of ownership and reports of changes in ownership of our equity securities. These persons are required by SEC regulations to furnish us with copies of all of these reports that they file. To our knowledge, based solely on our review of the copies of such reports, including any amendments thereto, furnished to us and written responses to annual directors’ and officers’ questionnaires that no other reports were required and all Section 16(a) reports required to be filed during fiscal 2015 were timely filed, except for a Form 3 for Ms. Thomassee which was filed late.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors assists the Board of Directors in performing its oversight responsibilities for our financial reporting process and audit process as more fully described in the Audit Committee’s charter. Management has the primary responsibility for the financial statements and the reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon.

In the performance of its oversight function, the Audit Committee reviewed and discussed our audited consolidated financial statements for the fiscal year ended January 30, 2016 with management and with our independent registered public accounting firm. In addition, the Audit Committee discussed with our independent registered public accounting firm the matters required to be discussed by the Auditing Standard No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board, which includes, among other items, matters related to the conduct of the audit of our financial statements. The Audit Committee has also received and reviewed the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the accounting firm’s communications with the Audit Committee concerning independence and has discussed with our independent registered public accounting firm that firm’s independence and considered whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining its independence.

Based on the review and discussions with management and our independent registered public accounting firm described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended January 30, 2016 filed with the SEC.

Audit Committee of the Board of Directors

Richard Kunes (Chair)
Richard Emmett
Laurie Ann Goldman
Martyn Redgrave
Marie Toulantis

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

AUDIT INFORMATION

Independent Registered Public Accounting Firm Fees

The Audit Committee appointed EY as our independent registered public accounting firm for the fiscal years ended January 30, 2016 and January 31, 2015. The table below shows the aggregate fees for services rendered by EY for each of these periods.

	Fiscal year ended
	January 30, 2016	January 31, 2015
Audit Fees(1)	$778,700	$761,184
Audit-Related Fees(2)	16,000	16,382
Tax Fees(3)	145,000	80,000
All Other Fees	—	—
Total	$939,700	$857,566

(1)	Audit fees represent fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly filings, services rendered in connection with our Form S-8 related to our 2015 Equity Incentive Plan, and services that are normally provided by EY in connection with statutory and regulatory filings or engagements.
(2)	Audit-related fees represent fees related to the audit of our 401(k) plan.
(3)	Tax fees represent fees related to tax compliance services.

Audit Committee Pre-Approval Policies and Procedures

Under its charter, the Audit Committee must pre-approve all audit, audit-related, tax and other permissible non-audit services proposed to be performed by the Company’s independent registered public accounting firm. The Audit Committee is not authorized to delegate the pre-approval of permitted non-audit services. The Audit Committee approved all audit and non-audit services provided by our independent registered public accounting firm during the fiscal years ended January 30, 2016 and January 30, 2015.

ELECTION OF DIRECTORS
(Proposal No. 1)

Nominees for Election

Our Board of Directors is currently comprised of eight members. Upon the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated each of Mr. Richard Emmett and Mr. Richard Kunes for election to our Board of Directors as Class II directors, each to serve a term of three years expiring at our 2019 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified. Each of Mr. Emmett and Mr. Kunes are currently directors of the Company. See “Board of Directors and Executive Officers” for the biographical information for each of the members of our Board of Directors.

In recommending director nominees for selection by our Board of Directors, the Nominating and Corporate Governance Committee considers a number of factors, which are described in more detail above under “Board of Directors and Corporate Governance — Director Nomination Process.” In considering these factors, the Nominating and Corporate Governance Committee and our Board of Directors consider the fit of each individual’s skills with those of other directors to build a Board of Directors that is effective, collegial and responsive to the needs of our Company.

The nominees for election have each consented to be named in this Proxy Statement and to serve as directors if elected. If any of the nominees becomes unable, for any reason, or unwilling for good cause (which is not anticipated) to serve as director, there will be a vacancy on our Board of Directors unless our Board of Directors chooses to reduce the number of directors serving on the Board of Directors.

Plurality Voting Standard

Our Bylaws provide for a plurality voting standard for the election of directors. Under this voting standard, once a quorum has been established, the two nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them will, subject to the Voting Policy, be elected as directors to serve until the 2019 annual meeting of stockholders and until their successors are duly elected and qualified. Votes withheld shall have no legal effect. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the two nominees named in this Proxy Statement.

Pursuant to the Voting Policy, in an uncontested election of directors (as defined in the Voting Policy), if a nominee for director receives a greater number of WITHHOLD votes than FOR votes, the director must tender his or her resignation to the Board of Directors promptly following the certification of the election results. The Nominating and Corporate Governance Committee will consider any resignation tendered under the Voting Policy and recommend to the Board of Directors whether to accept or reject such resignation. The Board of Directors will then act on such resignation, taking into account the recommendation of the Nominating and Corporate Governance Committee, within 90 days following the certificate of the election results. The Nominating and Corporate Committee in making its recommendation, and the Board of Directors in making its decision, may consider any information it deems appropriate, including, without limitation, such factors outlined in the Voting Policy. The Board of Directors will disclose, as required by law, its decision to accept or reject such resignation and, if rejected, the reasons for doing so.

Recommendation of the Board of Directors

Our Board of Directors recommends that you vote FOR ALL of the two nominees for director.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal No. 2)

The Audit Committee has appointed EY to serve as our independent registered public accounting firm for the fiscal year ending January 28, 2017. The Company is not required by its Bylaws or applicable law to submit the appointment of EY for stockholder approval. However, as a matter of good corporate governance, the Board of Directors has determined to submit the Audit Committee’s appointment of EY as our independent registered public accounting firm to stockholders for ratification. If stockholders do not ratify the appointment of EY, the Audit Committee may consider the appointment of another independent registered public accounting firm. In addition, even if stockholders ratify the Audit Committee’s selection, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm if it believes that such a change would be in the best interests of the Company and our stockholders.

A representative of EY is expected to attend the Annual Meeting. The representative will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to answer appropriate questions.

Recommendation of the Board of Directors

Our Board of Directors recommends that you vote FOR ratification of the appointment of EY as the Company’s independent registered public accounting firm for the fiscal year ending January 28, 2017.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no matters that will be presented for consideration at the Annual Meeting other than as described in this Proxy Statement. If any other matter properly comes before the Annual Meeting or any postponement or adjournment thereof and is voted upon, the proxyholders named in the proxies solicited by the Board of Directors will have the authority to vote all proxies received with respect to such matters in their discretion, and it is their intention to vote such proxies in accordance with the recommendation of the Board of Directors.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

Requirements for Proposals to be Considered for Inclusion in Proxy Materials.  Stockholders interested in submitting a proposal for inclusion in the proxy materials for our 2017 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in the Company’s proxy statement, stockholder proposals must be received no later than December 26, 2016 and must comply with Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in the Company’s proxy materials. If we change the date of the 2017 annual meeting of stockholders by more than 30 days from the anniversary of this year’s meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2017 annual meeting of stockholders. Proposals should be sent to the attention of the Corporate Secretary at 8760 Clay Road, Houston, Texas 77080 or by facsimile at 713-426-0422.

Requirements for Proposals Not Intended for Inclusion in Proxy Materials and for Nomination of Director Candidates.  Stockholders who wish to nominate persons for election to the Board of Directors or who wish to present a proposal at the 2017 annual meeting of stockholders, but whose stockholder proposal will not be included in the proxy materials the Company distributes for such meeting, must deliver written notice of the nomination or proposal to the Company’s Corporate Secretary no earlier than January 9, 2017 and no later than 5:00 p.m., Central time, on February 8, 2017 (provided, however, that if the 2017 annual meeting of stockholders is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of this year’s meeting, nominations and proposals must be received no earlier than the 150th day prior to the date of the 2017 annual meeting of stockholders and no later than 5:00 p.m., Central time, on the 120th day prior to the date of the 2017 annual meeting of stockholders or, if the first public announcement of the date of the 2017 annual meeting is less than 100 days prior to the date of the 2017 annual meeting, the 10th day following the day on which public announcement of the date of the 2017 annual meeting of stockholders is first made). The stockholder’s written notice must include certain information concerning the stockholder and each nominee as specified in Section 1.12 of our Bylaws. If a stockholder’s written notice is not received between the dates specified above and does not satisfy these additional informational requirements, the notice will not be considered properly submitted and will not be acted upon at the 2017 annual meeting of stockholders. A stockholder’s written notice should be sent to the attention of the Corporate Secretary at 8760 Clay Road, Houston, Texas 77008.

ANNUAL REPORT TO STOCKHOLDERS

Our 2015 Annual Report has been posted, and is available without charge, on our corporate website at www.francescas.com. For stockholders receiving a Notice, such Notice will contain instructions on how to request a printed copy of our 2015 Annual Report. For stockholders receiving a printed copy of this Proxy Statement, a copy of our 2015 Annual Report has also been provided to you. In addition, we will provide, without charge, a copy of our 2015 Annual Report (including the financial statements and the financial statement schedules but excluding the exhibits thereto) to any stockholder of record or beneficial owner of our common stock. Requests can be made by writing to Corporate Secretary at 8760 Clay Road, Houston, Texas 77080.

ALL STOCKHOLDERS ARE URGED TO VOTE IN PERSON OR TO SUBMIT YOUR PROXY
OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE.

By Order of the Board of Directors,

Houston, Texas April 25, 2016	Kal Malik Secretary

FRANCESCA'S HOLDINGS CORPORATION
8760 CLAY ROAD, SUITE 100
HOUSTON, TX 77080

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 7, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 7, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E09725-P79309

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FRANCESCA'S HOLDINGS CORPORATION

The Board of Directors recommends you vote FOR ALL the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Mr. Richard Emmett
02) Mr. Richard Kunes

The Board of Directors recommends you vote FOR the following proposal:

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and 2015 Annual Report are available at www.proxyvote.com.

E09726-P79309

FRANCESCA'S HOLDINGS CORPORATION
Annual Meeting of Stockholders
June 8, 2016, 10:00 AM CT
This proxy is solicited by the Board of Directors

The undersigned stockholder(s), hereby revoking any proxy previously given, hereby appoint(s) Michael Barnes and Kal Malik, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of FRANCESCA'S HOLDINGS CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, CT on June 8, 2016, at 8760 Clay Road, Suite 100, Houston, TX 77080, and any adjournment or postponement thereof.

This proxy, when properly executed and returned, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations included on the reverse side hereof. Whether or not direction is made, each of the named proxies is authorized to vote this proxy in his discretion on such other business as may properly come before the Annual Meeting of Stockholders or any postponement or adjournment thereof.

Continued and to be signed on reverse side